Execution Version

Exhibit 10.1

________________________________________________________________________

ASSET PURCHASE AGREEMENT

BY AND AMONG

HERITAGE ALT LLC,

AMERICAN LABORATORY TRADING, INC.,

DANTE LATERRA,

AND

HERITAGE GLOBAL INC. (SOLELY FOR THE PURPOSES OF SECTION 9.15 AND ARTICLE IX)

DATED AS OF August 18, 2021

________________________________________________________________________

STRICTLY PRIVATE AND CONFIDENTIAL DRAFT FOR DISCUSSION PURPOSES ONLY. CIRCULATION OF THIS DRAFT SHALL NOT GIVE RISE TO ANY DUTY TO NEGOTIATE OR CREATE OR IMPLY ANY OTHER LEGAL OBLIGATION. NO LEGAL OBLIGATION OF ANY KIND WILL ARISE UNLESS AND UNTIL A DEFINITIVE WRITTEN AGREEMENT IS EXECUTED AND DELIVERED BY ALL PARTIES

TABLE OF CONTENTS

Article I. DEFINITIONS	1
1.1	Certain Definitions1
1.2	Table of Defined Terms6
Article II. PURCHASE AND SALE	8
2.1	Purchase and Sale of Assets8
2.2	Assumption of Liabilities9
2.3	Consideration10
2.4	Closing Net Working Capital Calculation10
2.5	Flow of Funds10
2.6	Closing10
2.7	Closing Deliverables10
2.8	Post-Closing Adjustment12
2.9	Allocation of Consideration13
Article III. REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES	14
3.1	Organization and Qualification14
3.2	Governing Documents14
3.3	Capitalization15
3.4	Subsidiaries15
3.5	Authority; Enforceability15
3.6	Indebtedness15
3.7	No Conflict; Required Filings and Consents15
3.8	Material Contracts15
3.9	Compliance with Laws18
3.10	Financial Statements18
3.11	Absence of Certain Changes and Events18
3.12	Absence of Litigation, Claims and Orders18
3.13	Employee Benefit Plans18
3.14	Labor Matters19
3.15	Environmental Matters19
3.16	Taxes20
3.17	Intellectual Property21
3.18	Reserved.22
3.19	Insurance22
3.20	Brokers22
3.21	Affiliated Transactions22
3.22	Assets22
3.23	Exclusivity of Representations23
Article IV. REPRESENTATIONS AND WARRANTIES OF PURCHASER	23
4.1	Organization23
4.2	Authority; Enforceability23
4.3	No Conflict; Required Filings and Consents23
4.4	Absence of Litigation, Claims and Orders24
4.5	Brokers24
4.6	Financing24

4.7	Purchaser’s Investigation and Reliance24
4.8	Exclusivity of Representations24
Article V. COVENANTS	25
5.1	Further Assurances; Litigation Support25
5.2	Non-Competition; Non-Solicitation; Confidentiality.25
5.3	Publicity27
5.4	Certain Assigned Contracts27
5.5	Names; Domain Name; Email Addresses28
5.6	Receivables28
5.7	Bulk Sales Laws28
5.8	Transfer and Ad Valorem Taxes28
5.9	Tax Refunds29
5.10	Conduct of Business Prior to the Closing29
5.11	Access to Information29
5.12	No Solicitation of Other Bids30
5.13	Supplement to Disclosure Schedules30
5.14	Employees and Employee Benefits31
5.15	Continuing Policies32
Article VI. CONDITIONS TO CLOSING	32
6.1	Conditions to Obligations of All Parties32
6.2	Conditions to Obligations of Purchaser33
6.3	Conditions to Obligations of Sellers33
Article VII. SURVIVAL AND INDEMNIFICATION	34
7.1	Survival of Representations and Warranties34
7.2	Indemnification34
7.3	Calculation of Losses; Determination of Application35
7.4	No Double Materiality35
7.5	Limitations on Indemnification Obligations35
7.6	Indemnification Procedures36
7.7	Exclusive Remedy38
7.8	Adjustment to Consideration38
7.9	Termination of Indemnification38
Article VIII. TERMINATION	38
8.1	Termination38
8.2	Effect of Termination39
Article IX. MISCELLANEOUS	39
9.1	Amendment39
9.2	Waiver39
9.3	Notices40
9.4	Specific Performance41
9.5	Interpretation41
9.6	Severability41
9.7	Entire Agreement42
9.8	Assignment42
9.9	No Third Party Beneficiaries42
9.10	Failure or Indulgence Not Waiver42

9.11	Expenses42
9.12	Governing Law; Venue42
9.13	Waiver of Jury Trial42
9.14	Counterparts43
9.15	Heritage Global Guaranty43

Annexes

Annex 1.1(a)	—Accounting Principles
Annex 1.1(b)	—Example of Net Working Capital Calculation
Annex 1.1(c)	—Seller Closing Indebtedness
Annex 2.1(b)	—Excluded Assets
Annex 2.4	—Closing Net Working Capital Calculation
Annex 2.7(a)(iv)	—Third Party Consents
Annex 2.9	—Tax Allocation Methodologies
Annex 7.2(a)(vii)	—Indemnification Matters

EXHIBITS

Exhibit A	—Form of Bill of Sale and Assignment
Exhibit B	—Form of Seller Note

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement, dated as of August 18, 2021 (this “Agreement”), is entered into among Heritage ALT LLC, a Delaware limited liability company (“Purchaser”), American Laboratory Trading, Inc., a Connecticut corporation (“ALT” or “Seller”), Dante LaTerra, an individual resident of the state of Florida (“LaTerra”), and, solely for purposes of Section 9.15 and all other Sections of Article IX, Heritage Global, Inc., a Florida corporation (“Heritage Global” and together with Purchaser, the “Purchaser Parties”). ALT and LaTerra shall be referred to herein collectively as the “Seller Parties” and individually as a “Seller Party”. Purchaser and the Seller Parties shall be referred to herein collectively as the “Parties” and individually as a “Party.”

WHEREAS, Purchaser desires to purchase from Seller, and Seller desire to sell to Purchaser, substantially all of the assets of the Business, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Parties agree as follows:

Article I.
DEFINITIONS

1.1Certain Definitions

.  For purposes of this Agreement, the following terms shall have the following meanings:

“Accounting Principles” means the accounting principles, practices, categorizations, methods, assumptions, conventions, techniques, policies and procedures set forth on Annex 1.1(a).

“Affiliate” means any Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Person.

“Bernstein” means Jayson Bernstein, an individual resident of the state of Connecticut.

“Bernstein Employment Agreement” means the Employment Agreement between Heritage Global Inc. and Bernstein, dated as of the date hereof and effective as of the Closing Date.

“Business” means the business of buying and selling used and/or refurbished biotechnology, pharmaceutical and laboratory equipment, as conducted by ALT on the Closing Date.

“Business Day” means any day other than a Saturday, Sunday or day on which national banking institutions are permitted or required to close in the State of New York.

“Claim” means any claim, lawsuit, action, arbitration, cause of action, complaint, allegation, criminal prosecution, investigation, demand letter, hearing, charge or proceeding, whether at law or at equity, before or by any Court or Governmental Authority, any arbitrator or other tribunal.

“Claim Notice” means written notification that includes (i) a description of the Loss incurred or reasonably expected to be incurred by the Indemnified Party, a reasonably specific description of the basis therefor and the claimed amount of such Loss incurred or reasonably expected to be incurred by the Indemnified Party, to the extent then known, (ii) a statement that the Indemnified Party is entitled to indemnification under Article VII for such Loss and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of any such Loss to the extent actually incurred; provided, however, that, with respect to any claim for indemnification asserted by an Indemnified Party in a Claim Notice, in no event will such Indemnified Party be prevented from asserting at a later date Losses in respect of such claim in excess of the amount of Losses set forth in such Claim Notice.

“Closing Date Net Working Capital” means ALT’s Net Working Capital as of 12:01 a.m. (Eastern Time) on the Closing Date.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the U.S.  Internal Revenue Code of 1986, as amended from time to time.

“Confidentiality Agreement” means that Confidentiality Agreement by and between Purchaser and ALT, dated as of February 1, 2018.

“Continuing Policies” means the following insurance policies of ALT: (a) Commercial Package, Policy No. 3605-97-27 EUC, Federal Insurance Company; (b) General Liability, Policy No. 3605-97-28 EUC, Federal Insurance Company; (c) Commercial Automobile, Policy No. (21)7361-33-10, Great Northern Insurance Company; and (d) Commercial Umbrella, Policy No. 7989-82-67, Federal Insurance Company.

“Contract” means any contract, agreement, indenture, note, bond, loan, mortgage, license, instrument, lease, understanding, commitment, or other arrangement or agreement to which a Person is legally bound, whether written or oral.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or membership interests, as trustee or executor, by Contract or credit arrangement or otherwise.

“Court” means any court or arbitration tribunal of the United States, any domestic state, any foreign country and any political subdivision or agency thereof.

“Family Member” means, with respect to any individual, all ancestors, descendants, siblings, spouses, aunts, uncles and in-laws of such individual.

“Fraud” means, with respect to any Person, knowing and intentional (but not constructive) common law fraud in the making of an express representation and warranty set forth in Article III or Article IV by such Person.

“GAAP” means the generally accepted accounting principles in the United States.

“Governing Documents” means, with respect to any particular entity: (i) if a corporation, the articles or certificate of incorporation and the bylaws; (ii) if a general partnership, the partnership agreement and any statement of partnership existence; (iii) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (iv) if a limited liability company, the articles of organization or certificate of formation and operating agreement; (v) if a trust, the trust agreement and any other formation documents; (vi) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (vii) all equityholders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equityholders of any Person; and (viii) any amendment or supplement to any of the foregoing.

“Governmental Approval” means any consent, approval, Order or authorization of, or registration, declaration or filing with, any Governmental Authority.

“Governmental Authority” means any agency, arbitrator, court, bureau, department, board, tribunal, commission or authority of the United States, any domestic state, any foreign country and any political subdivision or agency thereof, including any administrative agency or commission, and county or municipality, or any entity exercising or entitled to exercise executive, legislative, judicial, regulatory, taxing or administrative power or authority of any nature whatsoever, in each case, whether foreign or domestic.

“Heritage Global” means Heritage Global Inc., a Florida corporation.

“Income Taxes” mean the United States federal income Tax and any state, local or non-U.S. net income Tax or any franchise, business profits or similar Tax calculated based on net income and incurred in lieu of a Tax on net income.

“Indebtedness” means, with respect to any Person at any applicable time of determination, without duplication: (i) all obligations for borrowed money; (ii) all obligations evidenced by bonds, debentures, notes or other similar instruments or debt securities; (iii) all obligations under swaps, hedges or similar instruments; (iv) all obligations in respect of outstanding drawn letters of credit or bankers’ acceptances; (v) all obligations recorded or required to be recorded as capital leases in accordance with GAAP as of the date of determination of such Indebtedness; (vi) all obligations for the deferred purchase price of property or services or the acquisition of a business or portion thereof; (vii) all accrued interest, prepayment premiums, fees, penalties, expenses or other amounts payable in respect of any of the foregoing; and (viii) guarantees of such Person of any such Indebtedness referred to in clauses (i)-(vii) of any other Person.  Notwithstanding the foregoing, with respect to Seller, such amounts shall be calculated without duplication of any amount included in the definition of Seller Transaction Expenses or Net Working Capital.

“Intellectual Property” means (i) trademarks, trade names, service marks, service names, mark registrations, logos, assumed names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (ii) domain names, web addresses, and accounts with Twitter, Facebook and other social media companies; (iii) works of authorship, registered and unregistered copyrights, and all applications, registrations, and renewals in connection therewith; (iv) computer software, databases and rights therein; (v) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all United States and foreign patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; and (vi) all trade secrets and other confidential, valuable and proprietary information that constitutes a trade secret under applicable law (the “Trade Secrets”).

“Knowledge” or words of similar effect, regardless of case, means (i) with respect to the Seller Parties, the actual knowledge of each of Bernstein, LaTerra, Donna Gagne and Ryan Walsh after reasonable inquiry with respect to the matter in question, and (ii) with respect to Purchaser, the actual knowledge of Ross Dove, Nick Dove and James Sklar after reasonable inquiry with respect to the matter in question.

“Law” means all laws, statutes, ordinances, directives, rules, regulations, policies or interpretations (regarding any such rule, regulation or policy) and similar mandates of any Governmental Authority, including all Orders, having the effect of law in any jurisdiction.

“Lien” means any lien, charge, pledge, claim, encumbrance, security interest, mortgage, deed of trust, demand, lease, license, option, warrant, call, right of first refusal, easement, servitude, transfer restriction or any other encumbrance, restriction or limitation whatsoever; provided, however, that the term “Lien” shall not include (i) liens for Taxes that are not yet due and payable, (ii) liens in favor of carriers, warehousemen, mechanics and materialmen, or other similar liens incurred in the Ordinary Course of Business, in each case for amounts which are not yet due, (iii) liens attaching to inventory held by consignees in the Ordinary Course of Business, (iv) liens created by any act of the Purchaser, (v) purchase money liens and liens securing rental payments under capital lease arrangements, (vi) zoning, building codes and other land use Laws regulating the use or occupancy of any real property or the activities conducted thereon, and (vii) easements, covenants, conditions, restrictions and other similar matters affecting title to real property which do not materially impair the use or occupancy of such real property or the operation of the Business.

“Losses” means any actual and readily quantifiable, non-speculative damages, losses, obligations, liabilities, claims, penalties, costs, Taxes and expenses, including reasonable, out-of-pocket costs of investigation and defense and reasonable attorneys’ fees and expenses, in each case to the extent actually paid, incurred, suffered or sustained; provided that Losses shall exclude  losses, damages, costs and expenses associated with management time or overhead.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Business; or (b) the ability of Seller Parties to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions or developments generally affecting the industries in which the Business operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement; (vi) any changes in applicable Laws; (vii) the public announcement, pendency or completion of the transactions contemplated by this Agreement; (viii) the taking of any action or the failure to take any action by ALT approved in writing by Purchaser; (ix) the failure to take any action as a result of any restrictions or prohibitions set forth in Section 5.12 or elsewhere in this Agreement; (x) natural disasters, act of God, epidemics and pandemics (including in respect of COVID-19) or other force majeure event; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Business compared to other participants in the industries in which the Business operates.

“Net Working Capital” means the current assets of ALT listed in Annex 1.1(a), less the current liabilities of ALT listed in Annex 1.1(a), all calculated in accordance with the Accounting Principles. An example of the calculation of Net Working Capital as of August 10, 2021 is set forth on Annex 1.1(b) hereto.

“Off-the-Shelf Software” means software, other than open source software, obtained from a third party (a) on general commercial terms and that continues to be widely available on such commercial terms, (b) that is not distributed with or incorporated in any product or services of ALT and (c) was licensed for fixed payments of less than Twenty-Five Thousand Dollars ($25,000) in the aggregate or annual payments of less than Ten Thousand Dollars ($10,000) per year.

“Order” means any binding judgment, order, decision, writ, injunction, ruling or decree of, or any settlement under the jurisdiction of, any Court or Governmental Authority.

“Ordinary Course of Business” means the ordinary course of business and operations consistent with the past practice of ALT in connection with the Business, as applicable.

“Permits” mean all franchises, authorizations, consents, approvals, licenses, registrations, certificates, Orders, permits or other rights and privileges issued by any Governmental Authority.

“Person” means an individual, corporation, partnership, association, trust, unincorporated organization, limited liability company or other entity or group (as defined in Section 13(d)(3) of the U.S. Securities Exchange Act of 1934, as amended).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, for any Straddle Period, the portion through the end of the Closing Date.

“Proceeding” means any cause of action, charge, arbitration, audit, hearing, investigation, litigation, or lawsuit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private).

“Real Estate Transfer Documents” means the Purchase and Sale Agreement, dated as of the date hereof, between 12 Colton Road, LLC and HG ALT LLC, a Connecticut limited liability company, and any instruments, certificates, agreements and documents executed and delivered in connection with such purchase and sale agreement.

“Seller Closing Indebtedness” means that certain Indebtedness of the Seller to be repaid at Closing, which is specifically identified on Annex 1.1(c).

“Seller Disclosure Schedules” means the Seller Disclosure Schedules delivered by Seller to Purchaser concurrently with the execution of this Agreement.

“Seller Intellectual Property” means any and all Intellectual Property owned, purported to be owned, used, or held for use, by ALT and used in connection with the Business.

“Seller Note” means that certain promissory note, dated as of the date hereof, by Purchaser in favor of Seller, in the form of Exhibit B attached hereto.

“Seller Note Amount” means $2,000,000.00.

“Seller Technology” means any and all Technology used or held for use by ALT in connection with the Business.

“Seller Transaction Expenses” means, in each case solely to the extent not paid by the Seller Parties prior to the Closing, and whether or not invoiced, (i) the fees and expenses payable by the Seller Parties to any attorneys, accountants and financial or other advisors engaged by the Seller Parties in connection with this Agreement and the transactions contemplated by this Agreement, and (ii) any and all change of control, retention or sale bonuses, or other similar transaction-related payments payable by ALT as a result of the consummation of the transactions contemplated hereby, including the employer portion of any employment Taxes applicable thereto (such payments set forth in this subsection (ii), “Change of Control Payments”).  Notwithstanding the foregoing, such amounts shall be calculated without duplication of any amount included in the definition of Indebtedness or the calculation of Final Closing Date Net Working Capital.

“Straddle Period” means any taxable period beginning before and ending after the Closing Date.

“Target Closing Date Net Working Capital” means $1,300,000.00.

“Tax” or “Taxes” means (i) any federal, state, local or non-U.S.  income, excise, environmental, capital stock, profits, social security (or similar), disability, unclaimed property or escheatment, registration, value added, estimated, gross receipts, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, unemployment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, alternative or add-on minimum taxes, customs duties estimated and other similar taxes, charges, fees, duties or other assessments of any kind whatsoever, together with all interest and penalties imposed thereon by any Governmental Authority, and (ii) any obligation imposed by any Contract or Law (including as a result of being a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes or pursuant to Treasury Regulations Section 1.1502-6 or any similar state, local or foreign Law) to indemnify, assume, succeed to or otherwise pay the liability of any other Person in respect of an amount described in clause (i) of this definition.

“Tax Returns” means all returns, declarations, reports, and information statements and returns relating to Taxes required or permitted to be filed with or submitted to a Governmental Authority, including original returns and filings, amended returns, claims for refunds, and information returns (federal, state, foreign, municipal or local), and any schedules attached to any of the foregoing.

“Technology” means all data files, databases, servers, computer software, applications, operating systems, firmware, computer hardware, integrated circuits and integrated circuit masks, electronic, electrical, and mechanical equipment, and all other forms of technology, including improvements, modifications, works in process, derivatives, or changes, whether tangible or intangible, embodied in any form, whether or not protectable or protected by patent, copyright, mask work right, trade secret law, or otherwise, and all documents and other materials recording any of the foregoing.

“Transaction Documents” means this Agreement, the Bill of Sale and Assignment, the Seller Note, and such other instruments, certificates and agreements required by this Agreement to be executed and delivered hereunder, other than the Bernstein Employment Agreement and the Real Estate Transfer Documents, which the Parties agree shall not be Transaction Documents for purposes of this Agreement.

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury.

1.2Table of Defined Terms

.  Terms that are not defined in Section 1.1 have the meanings set forth in the following Sections:

Acquired Assets2.1(a)

Adjustment Statement2.8(a)

AgreementPreamble

Arbitrating Accountant2.8(c)

Assigned Contracts2.1(a)(iii)

Assumed Liabilities2.2(a)

Balance Sheet Date3.10(a)

Bill of Sale and Assignment2.7(a)(i)

Business Records5.1(c)

Change of Control Payments1.1

Closing2.6

Closing Cash Amount2.3

Closing Date2.6

Delivered Financial Statements3.10

Employee Plans3.13

Employee Transition Period5.14(b)

ERISA3.13

ERISA Affiliate3.13

Estimated Closing Date Net Working Capital2.4

Estimated Closing Statement	2.4
Estimated Net Working Capital Adjustment Amount	2.3

Excluded Assets2.1(b)

Excluded Liabilities2.2(b)

Excluded Receivable2.1(b)(ii)

Final Adjustment Amount2.8(e)(ii)

Final Closing Date Net Working Capital2.8(a)

Financial Statements3.10

Fundamental Representations7.1

Inbound IP Licenses3.17(b)

Indemnified Party7.6(a)

Indemnifying Party7.6(a)

Insurance Policies3.19

IP Licenses3.17(b)

LaTerraPreamble

Material Contracts3.8(a)

Names5.5(a)

Non-Competition Restricted Period5.2(b)

Non-Solicitation Restricted Period5.2(c)

Outbound IP Licenses3.17(b)

PartiesPreamble

Personal Property Leases3.8(a)(vi)

Prior Financial Statements3.10

Protest Notice2.8(b)

Protest Period2.8(b)

PurchaserPreamble

Purchaser Benefit Plans5.14(d)

Purchaser Indemnified Persons7.2(a)

Reference Balance Sheet3.10

SellerPreamble

Seller Indemnified Persons7.2(b)

Seller PartiesPreamble

Seller Relations5.2(d)

Survival Period7.1

Tax Allocation Schedule2.9

Tax Allocation Methodologies2.9

Third-Party Claim7.6(a)

Trade Secrets	1.1
Transferred Employees	5.14(a)

Article II.
PURCHASE AND SALE

2.1Purchase and Sale of Assets

.

(a)Acquired Assets. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, transfer, assign, convey and deliver to Purchaser, and Purchaser shall purchase, acquire and accept from Seller, free and clear of any and all Liens, all of Seller’s right, title and interest in, to and under all of the assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible (including goodwill), wherever located and whether now existing or hereafter acquired (other than the Excluded Assets), which relate to, or are used or held for use in connection with, the Business (collectively, the “Acquired Assets”), including the following:

(i)all accounts or notes receivable held by ALT (other than the Excluded Receivable (as defined below)), and any security, claim, remedy or other right related to any of the foregoing;

(ii)all inventory of ALT;

(iii)all Contracts of ALT, including the Material Contracts set forth on Section 3.8(a) of the Seller Disclosure Schedules, the IP Licenses set forth on Section 3.17(b) of the Seller Disclosure Schedules (but excluding any Contracts of ALT listed on Annex 2.1(b)) (the “Assigned Contracts”);

(iv)all Seller Intellectual Property and Seller Technology;

(v)all furniture, fixtures, equipment, machinery, tools, vehicles, office equipment, supplies, computers, telephones and other tangible personal property of ALT;

(vi)all Permits that are held by Seller and required for the conduct of the Business as currently conducted or for the ownership and use of the Acquired Assets, in each case to the extent transferable ;

(vii)all rights to any Claims of any nature available to or being pursued by Seller to the extent related to the Business, the Acquired Assets or the Assumed Liabilities, whether arising by way of counterclaim or otherwise;

(viii)all prepaid expenses, credits, advance payments, claims, security, refunds (other than Tax or tariff refunds), rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fees (excluding any such item relating to the payment of Taxes of any of the Seller Parties);

(ix)all of Seller’s rights under warranties, indemnities and all similar rights against third parties to the extent related to any Acquired Assets;

(x)all Business Records; and

(xi)all goodwill and the going concern value of the Business.

(b)Excluded Assets.  Notwithstanding the foregoing, the Acquired Assets shall not include and Purchaser will not acquire any interest in or to, or any right, title or interest in, the following assets (collectively, the “Excluded Assets”):

(i)all cash and cash equivalents, bank accounts and securities of Seller;

(ii)the account receivable due from Baheth Research & Development Lab in the amount of $127,694.50, and any security, claim, remedy or other right related to any of the foregoing (including all rights of collection) (collectively, the “Excluded Receivable”);

(iii)the corporate seals, organizational documents, minute books, Tax Returns, books of account or other records having to do with the corporate organization of ALT, and all employee-related or employee benefit-related files or records, other than personal files of Transferred Employees, and any other books and records which Seller is prohibited from disclosing or transferring to Purchaser under applicable Law and is required by applicable Law to retain (the “Excluded Business Records”);

(iv)any Employee Plans and all rights in connection therewith and/or any assets attributable thereto;

(v)except as provided in Section 5.15, any Insurance Policies and all applicable claims, proceeds and rights thereunder with respect to the Business and the Acquired Assets prior to the Closing;

(vi)all Tax assets (including Tax refunds and prepayments), and all tariff refunds and any rights relating thereto;

(vii)any Claim, demand, right or privilege against one or more third parties that relates exclusively to any of the Excluded Assets or Excluded Liabilities, including causes of actions, claims and rights under insurance policies relating thereto;

(viii)the rights which accrue or will accrue to Seller under the Transaction Documents; and

(ix)the assets, properties and rights specifically set forth on Annex 2.1(b).

2.2Assumption of Liabilities

.

(a)Assumed Liabilities.  Subject to the terms and conditions set forth herein, Purchaser shall assume and agree to pay, perform and discharge only the following liabilities of ALT (collectively, the “Assumed Liabilities”), and no other Liabilities: (i) all trade accounts payable of ALT to third parties that remain unpaid and are not delinquent as of the Closing Date and that either are reflected on the Delivered Financial Statements or arose in the Ordinary Course of Business since the Delivered Financial Statements; (ii) all liabilities in respect of the Assigned Contracts but only to the extent that such liabilities thereunder are required to be performed after the Closing Date, were incurred in the Ordinary Course of Business and do not relate to any failure to perform, improper performance, or other breach, default or violation by ALT prior to the Closing Date; and (iii) all warranty obligations and other obligations of the Seller to its customers for the repair, replacement or return of products sold in the Ordinary Course of Business prior to the Closing.

(b)Excluded Liabilities.  Notwithstanding the provisions of Section 2.2(a) or any other provision in this Agreement to the contrary, and regardless of whether such liability is disclosed herein or on any schedule or exhibit hereto (except solely to the extent of the Assumed Liabilities), at the Closing, Purchaser shall not assume and shall not be responsible to pay, perform or discharge any liabilities of Seller or any of its Affiliates of any kind or nature whatsoever (in any case, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due or otherwise) other than the Assumed Liabilities (collectively, the “Excluded Liabilities”). Notwithstanding the foregoing, Purchaser shall pay, perform and discharge any liabilities related to the

Acquired Assets or the Business, to the extent arising out of or attributable to Purchaser’s ownership or use of the Acquired Assets or operation of the Business, in each case after the consummation of the Closing.

2.3Consideration

.  At the Closing, Purchaser shall, as consideration for ALT’s sale of the Acquired Assets to Purchaser, (i) issue the Seller Note to ALT and (ii) subject to the adjustments set forth in Section 2.8, pay or cause to be paid by wire transfer of immediately available funds to ALT, (A) cash in an aggregate amount of $2,300,000.00, minus (B) all Seller Closing Indebtedness, and plus or minus (as the case may be) (C) the amount by which Estimated Closing Date Net Working Capital is greater than the Target Closing Date Net Working Capital or the amount by which Estimated Closing Date Net Working Capital is less than the Target Closing Date Net Working Capital (the “Estimated Net Working Capital Adjustment Amount”) (such net amount being, the “Closing Cash Amount”).

2.4Closing Net Working Capital Calculation

.  No later than one (1) Business Day prior to the Closing Date, ALT will prepare and deliver to Purchaser a statement in the form attached hereto as Annex 2.4, setting forth ALT’s good faith estimate of Closing Date Net Working Capital (the “Estimated Closing Date Net Working Capital” and such statement, the “Estimated Closing Statement”). Estimated Closing Date Net Working Capital and the Estimated Closing Statement shall be prepared and calculated in accordance with the Accounting Principles.

2.5Flow of Funds

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(a)Payment of Closing Cash Amount.  At the Closing, Purchaser will pay by wire transfer of immediately available funds to Seller, pursuant to and in accordance with the payment instructions provided by Seller prior to the Closing, cash in an aggregate amount equal to the Closing Cash Amount.

(b)Payment of Seller Transaction Expenses.  At or following the Closing, Seller will pay to the Persons to whom any outstanding Selling Transaction Expenses are owed, any such outstanding Seller Transaction Expenses, in accordance with the instructions received from such Persons at or prior to or following the Closing.

(c)Payment of Seller Closing Indebtedness. At the Closing, Purchaser will pay by wire transfer of immediately available funds to the Persons who are holders of any outstanding Seller Closing Indebtedness, any such outstanding Seller Closing Indebtedness in accordance with the instructions set forth in the applicable payoff letters delivered pursuant to this Agreement.

2.6Closing

.  Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) will be held by conference call and electronic (i.e., email/PDF) delivery of documents on the second Business Day after all of the conditions to Closing set forth in Article VI are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time, date or place as the Parties may mutually agree upon in writing. The date on which the Closing is to occur is herein referred to as the “Closing Date”. The Closing will be deemed to occur at 12:01 a.m. (Eastern Time) on the Closing Date.

2.7Closing Deliverables

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(a)Seller Parties Closing Deliverables. In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing, the Seller Parties shall deliver, or cause to be delivered to Purchaser:

(i)Bill of Sale and Assignment.  The Bill of Sale and Assignment and Assumption Agreement in the form attached hereto as Exhibit A (the “Bill of Sale and Assignment”), executed by ALT;

(ii)Certificates.

(A)a certificate of the Secretary of ALT certifying, as complete and accurate as of the Closing, copies of ALT’s Certificate of Incorporation (certified by the Secretary of State of the State of Connecticut) and Bylaws, and certifying and attaching resolutions of ALT’s board of directors unanimously approving the execution and delivery of this Agreement, the Transaction Documents and the consummation of the transactions contemplated hereby; and

(B)a certificate of legal existence of ALT from the Secretary of State of the State of Connecticut;

(iii)FIRPTA Certificate.  An executed statement, from Seller, in form and substance satisfactory to Purchaser, that satisfies the requirements of Treasury Regulations Section 1.1445-2(b)(2);

(iv)Third-Party Consents.  All required consents, waivers, notices and estoppels of third parties set forth on Annex 2.7(a)(iv), each executed by the counterparties thereto and in a form reasonably satisfactory to Purchaser;

(v)Payoff Letters.  Payoff letters from the holders of all Seller Closing Indebtedness, in form and substance reasonably satisfactory to Purchaser, including provisions relating to the release of any Liens securing such Seller Closing Indebtedness following payment of such Seller Closing Indebtedness in full;

(vi)IP Assignment. An Intellectual Property assignment in favor of ALT, duly executed by the Arlen Greer; and

(vii)Other Deliverables.  Such other instruments, documents and certificates as may be reasonably requested by Purchaser in connection with the transactions contemplated by this Agreement.

(b)Purchaser Closing Deliverables.  In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing, Purchaser shall deliver, or cause to be delivered to the Seller Parties:

(i)Closing Cash Amount. An aggregate amount in cash equal to the Closing Cash Amount, by wire transfer of immediately available funds to account(s) designated in writing by Seller;

(ii)Seller Note. The Seller Note, executed by Purchaser;

(iii)Bill of Sale and Assignment. The Bill of Sale and Assignment, executed by Purchaser;

(iv)Certificates.

(A)a certificate of the Secretary of Purchaser certifying, as complete and accurate as of the Closing, copies of the Governing Documents of Purchaser, including Purchaser’s certificate of formation (certified by the Secretary of State of the

State of Delaware), and certifying and attaching resolutions of the managers of Purchaser approving the execution and delivery of this Agreement, the Transaction Documents and the consummation of the transactions contemplated hereby; and

(B)a certificate of good standing of Purchaser from the Secretary of State of the State of Delaware; and

(v)Other Deliverables. Such other instruments, documents and certificates as may be reasonably requested by the Seller Parties in connection with the transactions contemplated by this Agreement.

2.8Post-Closing Adjustment

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(a)As soon as reasonably practicable after the Closing Date, but not later than ninety (90) days after the Closing Date, Purchaser shall prepare and deliver to ALT a statement in the same form as the Estimated Closing Statement (the “Adjustment Statement”), setting forth Purchaser’s good faith calculation of the Closing Date Net Working Capital (the “Final Closing Date Net Working Capital”).  Final Closing Date Net Working Capital and the Adjustment Statement shall be prepared and calculated in accordance with the Accounting Principles.

(b)Within forty-five (45) days after delivery of the Adjustment Statement to ALT (such period, as it may be extended pursuant to this Section 2.8(b), the “Protest Period”), ALT may deliver to Purchaser either (i) a written notice indicating that ALT has not received material information reasonably necessary to complete its review of the Adjustment Statement and specifying the additional information requested that has not been provided and is reasonably necessary for ALT to complete its review of the Adjustment Statement (a “Notice of Information Required”), or (ii) written notice of any objections or disagreements that ALT may have as to the Adjustment Statement, specifying in reasonable detail the basis of such objections or disagreements together with the amount(s) in dispute (a “Protest Notice”).  Any line item or amount specifically included in the Adjustment Statement and not identified in the Protest Notice as in dispute shall be deemed to be agreed upon, fixed and binding upon the Parties.  If ALT does not deliver a Protest Notice to Purchaser within the Protest Period, ALT shall be deemed to have agreed to the Adjustment Statement prepared and delivered by Purchaser, and such Adjustment Statement (and the calculations therein) shall be deemed to be final and binding upon the Parties.  If ALT delivers a Notice of Information Required within the Protest Period, the Protest Period shall be extended until the date that is ten (10) Business Days after ALT’s receipt of the information requested in the Notice of Information Required.

(c)Upon receipt of a Protest Notice within the Protest Period, Purchaser and ALT shall attempt in good faith to resolve any disagreement or dispute regarding the Adjustment Statement.  If Purchaser and ALT are unable to resolve any disagreement or dispute with respect to the Adjustment Statement within forty-five (45) days following Purchaser’s receipt of the Protest Notice, then such disagreement or dispute shall be submitted to Marcum LLP, or, if such firm is unable or unwilling to be engaged for such purpose, then Purchaser and ALT will mutually select another independent accounting firm (the “Arbitrating Accountant”). The Arbitrating Accountant will be instructed to send to Purchaser and ALT, within thirty (30) days of the date on which such dispute is referred to such Arbitrating Accountant, its determination on the specific matters in dispute which shall be final and binding on all Parties, absent fraud or manifest error, and shall be considered an arbitral award for all purposes, and upon which a judgment may be entered by a court having competent jurisdiction. Each of Purchaser and ALT shall submit, in writing, to the Arbitrating Accountant, their briefs detailing their views as to the correct nature and amount of each item remaining in dispute or disagreement, and the Arbitrating Accountant shall make such determination based solely on the data presented by Purchaser and ALT that are in accordance with the terms of this Article II (i.e., not by independent review). None of the Parties shall engage in ex parte communications with the Arbitrating Accountant.  The Arbitrating Accountant shall be the sole arbiter of all matters, procedural or substantive, as to such matters in dispute.  Each of Purchaser and ALT shall execute the Arbitrating Accountant’s standard engagement letter and fund one-half (1/2) of its standard retainer, if applicable; provided, that the total fees and costs of the Arbitrating Accountant for such determination shall be paid by the Party whose calculation of the Closing Date Net Working Capital is farther from the final calculation of the Closing Date Net Working Capital after taking into account the determinations of the Arbitrating Accountant.  For the avoidance of doubt, the Arbitrating Accountant shall not make any determination for any amount other than such amount or amounts in dispute and raised in a Protest Notice provided during the Protest Period. The Adjustment Statement and the Final Closing Date Net Working Capital shall incorporate the determination of the Arbitrating Accountant as well as those amounts not so in dispute, and shall be final and binding on the Parties.

(d)During the period from and after the date of delivery of the Adjustment Statement to ALT through the final determination of the Final Adjustment Amount contemplated by this Section 2.8, the Purchaser will afford the Seller Parties and their representatives reasonable access, during normal business hours and upon reasonable prior notice, to the personnel, properties, books and records of the Business, and to any other information reasonably requested and reasonably available to the Purchaser for purposes of preparing and reviewing the calculations contemplated by this Section 2.8. The Purchaser shall authorize its accountants to disclose work papers generated by such accountants in connection with preparing and reviewing the calculations specified in this Section 2.8; provided, that such accountants shall not be obligated to make any work papers available except in accordance with such accountants’ disclosure procedures and then only after the receiving party has signed an agreement relating to access to such work papers in form and substance acceptable to such accountants.

(e)Within five (5) Business Days after the final determination of the Adjustment Statement:

(i)The adjustment to the Closing Cash Amount for Closing Date Net Working Capital computed in subsection (iii) of the definition thereof shall be recomputed using the Final Closing Date Net Working Capital in lieu of the Estimated Closing Date Net Working Capital, and (A) if such recomputed adjustment amount is greater than the Estimated Net Working Capital Adjustment Amount and would result in an adjustment in favor of Seller, then Purchaser shall pay such adjustment amount to ALT as provided by subsection (ii) below, or (B) if such recomputed adjustment amount is less than the Estimated Net Working Capital Adjustment Amount and would result in an adjustment in favor of Purchaser, then such adjustment amount shall be paid to Purchaser as provided by subsection (ii) below.

(ii)Any adjustment amount owed pursuant to Section 2.8(e)(i) by Purchaser to ALT, on the one hand, or by ALT to Purchaser, on the other hand, is referred to as the “Final Adjustment Amount”; it being understood and agreed that if the net effect pursuant to this Section 2.8(e)(ii) is an increase in the Closing Cash Amount, then Purchaser shall pay by wire transfer of immediately available funds to ALT an amount in cash equal to the Final Adjustment Amount, and if the net effect pursuant to this Section 2.8(e)(ii) is a decrease in the Closing Cash Amount, then Seller shall pay by wire transfer of immediately available funds to Purchaser and amount equal to such deficit, or at Purchaser’s election, set off and deduct from any amounts due to the Seller under this Agreement or the Seller Note. The Final Adjustment Amount shall be treated as an adjustment to the Closing Cash Amount for Income Tax purposes.  Notwithstanding anything herein to the contrary, in no event shall the dollar amount of the Target Closing Date Net Working Capital be subject to adjustment for any reason in connection with any calculation under this Article II or otherwise.

2.9Allocation of Consideration

.  The Parties agree to allocate the Closing Cash Amount and any cash payments received by the Seller Parties pursuant to the Seller Note (including any assumed liabilities and any other amounts treated as taxable consideration for Income Tax purposes) among the

Acquired Assets in accordance with Annex 2.9 (the “Tax Allocation Methodologies”), which is consistent with Section 1060 of the Code and the Treasury Regulations promulgated thereunder. Within thirty (30) days following the determination of the post-Closing adjustments in Section 2.8, Purchaser will prepare and deliver to the Seller Parties a draft allocation in respect of each of the Acquired Assets and Assumed Liabilities, with such allocation to be in accordance with the Tax Allocation Methodologies (the “Tax Allocation Schedule”). Purchaser and the Seller Parties agree to use commercially reasonable efforts to resolve in good faith any differences with respect to the Tax Allocation Schedule.  If the Seller Parties do not object to the Tax Allocation Schedule within thirty (30) days following delivery thereof, Purchaser and the Seller Parties agree to (a) prepare and file each of their respective Tax Returns on a basis consistent with such Tax Allocation Schedule (or such Tax Allocation Schedule agreed to by Purchaser and the Seller Parties or determined by the Arbitrating Accountant) and (b) unless otherwise required by Law, take no position inconsistent with such Tax Allocation Schedule (or such Tax Allocation Schedule as agreed to by Purchaser and the Seller Parties or determined by the Arbitrating Accountant) on any applicable Tax Return or in any related Proceeding before any Governmental Authority. If the Seller Parties withhold their consent to the allocation reflected in the Tax Allocation Schedule, and Purchaser and the Seller Parties have acted in good faith to resolve any differences with respect to items on the Tax Allocation Schedule and thereafter are unable to resolve any differences that, in the aggregate, are material in relation to the purchase price, then any remaining disputed matters will be finally and conclusively determined by the Arbitrating Accountant.  Promptly, but not later than fifteen (15) days after its acceptance of appointment hereunder, the Arbitrating Accountant will determine (based solely on presentations by the Seller Parties and the Purchaser and not by independent review) only those matters in dispute and will render a written report as to the disputed matters and the resulting allocation of purchase price (together with assumed liabilities), which report shall be conclusive and binding upon the parties.

Article III.
REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES

Except as specifically set forth in the Seller Disclosure Schedules delivered by the Seller Parties to Purchaser in connection with the execution of this Agreement, the Seller Parties hereby jointly and severally represent and warrant to Purchaser that the following statements are true and correct as of the date of this Agreement (or, if made as of a specified date, as of such date):

3.1Organization and Qualification

.

(a)ALT is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Connecticut, and has all the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

(b)ALT is duly qualified to do business and is in good standing in each of the jurisdictions set forth in Section 3.1 of the Disclosure Schedules, which jurisdictions constitute the only jurisdictions in which the ownership, operation or leasing of its properties and assets and the conduct of its business requires it to be so qualified, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect.

3.2Governing Documents

.  ALT has made available to Purchaser true and complete copies of all of the Governing Documents of ALT, as presently in effect.  ALT is not in violation of any such Governing Document.

3.3Capitalization

.  Except as set forth in Section 3.3 of the Seller Disclosure Schedules, all of the authorized, issued and outstanding equity interests of ALT are owned and held by LaTerra, free and clear of all Liens. No other Person owns, holds or has any right to acquire any equity interest in ALT.

3.4Subsidiaries

.  ALT does not own, directly or indirectly, any equity interests in any other Person.  ALT is not obligated to make any investment in or capital contribution to any Person.

3.5Authority; Enforceability

.  Each of the Seller Parties has the requisite power and authority to execute and deliver this Agreement, each other Transaction Document to which it is a party and each instrument required to be executed and delivered by it hereunder, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by the Seller of this Agreement, each other Transaction Document and each instrument required to be executed and delivered by it hereunder, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved and authorized by all necessary corporate action, and no other corporate action on the part of the Seller is necessary to authorize this Agreement, any other Transaction Document to which the Seller is a party or any instrument required to be executed and delivered by it hereunder or the consummation of transactions contemplated hereby or thereby.  This Agreement has been duly and validly executed and delivered by the Seller Parties and, assuming the due authorization, execution and delivery thereof by Purchaser, constitutes a legal, valid and binding obligation of the Seller Parties, enforceable against them in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

3.6Indebtedness

.  Except as set forth in Section 3.6 of the Seller Disclosure Schedules, as of the date hereof, Seller has no Indebtedness and no liability or obligation with respect to any Change of Control Payment.

3.7No Conflict; Required Filings and Consents

.  Except as set forth in Section 3.7 of the Seller Disclosure Schedules, the execution and delivery by each of the Seller Parties of this Agreement, the other Transaction Documents to which any Seller Party is a party or any instrument required by this Agreement to be executed and delivered by any Seller Party hereunder do not, and the performance of this Agreement, the other Transaction Documents to which any Seller Party is a party and any instrument required by this Agreement to be executed and delivered by any Seller Party hereunder will not, (a) conflict with, require a consent or notice under or violate any Governing Document of ALT, (b) conflict with, require a consent or notice under or violate any Law or Order applicable to Seller or by which any properties, rights or assets of Seller is bound or affected, or (c) result in any breach or violation of, require a consent or notice under, or constitute a default under, or impair Seller’s rights or alter the rights or obligations of any party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties, rights or assets of Seller pursuant to, any Material Contract. No Governmental Approval is required to be obtained or made by or with respect to Seller in connection with the consummation of the transactions contemplated hereby.

3.8Material Contracts

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(a)Section 3.8(a) of the Seller Disclosure Schedules sets forth a true and complete list as of the date of this Agreement of all Material Contracts to which Seller is a party or is otherwise bound.  As used herein, “Material Contracts” means all of the following (but specifically excludes fulfilled purchase orders or other contracts containing no material ongoing obligations and arising in the Ordinary Course of Business):

(i)all Contracts (A) for the employment of any officer, director, individual employee, or other Person on a full-time or consulting basis or otherwise providing for annual payments of $50,000 or more, (B) with independent contractors or consultants (or pursuant to similar arrangements) providing for annual payments of $50,000 or more, (C) providing for any Change of Control Payment, and/or (D) for deferred compensation or severance;

(ii)all pension, profit sharing, stock option or employee equity Contracts or other plans providing for deferred compensation to employees;

(iii)all Contracts involving revenues, receipts, expenditures or payments (x) in excess of $50,000 in the aggregate during the year ended December 31, 2020, or (y) reasonably expected to be in excess of $50,000 in the aggregate during the year ending December 31, 2021, in each case that are not cancelable by Seller without liability or material penalty upon sixty (60) days’ notice or less;

(iv)loan agreements or indentures relating to Indebtedness and each agreement guaranteeing, or providing security for, Indebtedness or mortgaging, pledging or otherwise placing a Lien on the assets of ALT;

(v)all obligations recorded or required to be recorded as capital leases in accordance with GAAP;

(vi)all leases of personal property (“Personal Property Leases”) involving annual payments in excess of $10,000 by ALT relating to personal property used by ALT or to which ALT is a party;

(vii)all Contracts (x) containing covenants materially limiting the freedom of ALT to compete in any line of business or to compete with any Person or to operate its business in any geographical area, (y) committing ALT to an exclusive arrangement or relationship with any Person, or (z) containing non-solicitation provisions;

(viii)all Contracts which involve or provide for any right of first refusal, right of first offer, preferred pricing (including “most favored nation”) or similar provisions, performance guarantees, minimum referral volumes, rebates (other than third party customer rebates in the Ordinary Course of Business), discounts, or incentive or volume purchase credits;

(ix)all Contracts involving any joint venture, partnership, strategic alliance, shareholders’ agreement, co-marketing, co-promotion, co-packaging, joint development, or similar arrangement;

(x)all Contracts (A) relating to the voting or registration of any securities, (B) providing any Person with any preemptive right, right of participation, right of maintenance or any similar right with respect to securities, or (C) providing ALT with any right of first refusal with respect to, or right to repurchase or redeem, any securities;

(xi)any leases, subleases, licenses or similar Contracts related to the Leased Real Property (the “Leases”);

(xii)leases, subleases, licenses or similar Contracts requiring payments to or from ALT in excess of $25,000 per annum representing an interest in or in respect of any material rights, assets or property;

(xiii)all Contracts involving a loan (other than accounts receivable owing from trade debtors in the Ordinary Course of Business), advance to, or investment in any Person by ALT, or any Contract relating to the making of any such loan, advance, or investment;

(xiv)all Contracts (other than this Agreement, the other Transaction Documents and agreements related to employment that have been entered into in the Ordinary Course of Business) between ALT and (A) any Affiliate of ALT, (B) any current or former officer or director of ALT, or (C) any Affiliate or Family Member thereof;

(xv)all Contracts (including letters of intent, whether binding or non-binding) (A) involving the future disposition or acquisition of assets or properties involving consideration of more than $10,000 individually, or $50,000 in the aggregate, or any merger, consolidation or similar business combination transaction, or (B) relating to the acquisition by ALT of any operating business or the equity securities or interests of any other Person pursuant to which ALT has continuing obligations as of the date of this Agreement;

(xvi)all Contracts involving any resolution or settlement of any actual or threatened litigation, arbitration, claim or other dispute that have any continuing effect on ALT;

(xvii)all Contracts involving a confidentiality, standstill, or similar arrangement (other than any such Contracts entered into by prospective purchasers in connection with the proposed acquisition of ALT which are not breached in connection herewith), as well as all Contracts that bind or purport to bind any employee or independent contractor to restrictive covenants;

(xviii)all collective bargaining agreements or other agreements with any labor union;

(xix)all Contracts with any Governmental Authority; and

(xx)all powers of attorney granted to any Person.

(b)True and complete copies of all Material Contracts, including all amendments and modifications thereof, have been made available to Purchaser by the Seller.  Each Material Contract is in full force and effect, is a valid and binding obligation of the Seller and, to the Knowledge of Seller Parties, of each other party thereto and is enforceable in accordance with its terms against the Seller and, to the Knowledge of Seller Parties, against each other party to such Contract, subject in each case to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

(c)Neither Seller nor, to the Knowledge of Seller Parties, any other party to any Material Contract, is or since January 1, 2018, has been, in breach or default in any material respect under any Material Contract, and to the Knowledge of Seller Parties no event has occurred that, with or without notice or lapse of time, would constitute a breach or default in any material respect under any Material Contract.  Since January 1, 2018, Seller has not given to, or received from, any other party to any Material Contract, any notice or communication (whether written or oral) regarding any actual or alleged breach of or default under any Material Contract by Seller or any other party to such Material Contract. There are no renegotiations or to the Knowledge of Seller Parties outstanding rights to negotiate any amount to be paid or payable to or by Seller under any Material Contract other than with respect to non-material amounts in the Ordinary Course of Business, and no Person has made a written demand for such negotiations or renegotiations.  Seller has not released or waived any material rights under any Material Contract.

3.9Compliance with Laws

.  Except as set forth in Section 3.9 of the Seller Disclosure Schedules, (i) Seller is, and at all times since January 1, 2018 has been, in compliance in all material respects with all applicable Laws and all Orders of any Governmental Authority applicable to Seller or the ownership, lease, use, occupancy, or operation of the Acquired Assets or the conduct of the Business; (ii) since January 1, 2018, Seller has not received any written, or, to the Knowledge of Seller Parties, oral, notice, report, order, demand, request for information, citation, summons, complaint, notice of breach or directive or other communication from any Governmental Authority of any breach of any Law; and (iii) there is no, and since January 1, 2018 has not been any, investigation by a Governmental Authority pending against or, to the Knowledge of Seller Parties, threatened against Seller related to the ownership, lease, use, occupancy, or operation of the Acquired Assets or the conduct of the Business.

3.10Financial Statements

.  Section 3.10(a) of the Seller Disclosure Schedules contains true and complete copies of the (i) unaudited balance sheet of ALT as of December 31, 2020 and December 31, 2019 and the related statements of income and cash flows for the years then ended (the “Prior Financial Statements”), and (ii) the unaudited balance sheet of ALT as of July 31, 2021 and the related profit and loss statement for the period then ended (the “Delivered Financial Statements” and, collectively with the Prior Financial Statements, the “Financial Statements”).  The balance sheet of ALT as of December 31, 2020 is referred to herein as the “Reference Balance Sheet” and December 31, 2020 is referred to herein as the “Balance Sheet Date.”  The Financial Statements were prepared on the basis of the books and records of ALT kept in the Ordinary Course of Business and in accordance with the historical accounting practices of ALT applied on a consistent basis throughout the periods indicated and, except as specified in Section 3.10(b) of the Seller Disclosure Schedules, fairly present in all materials respects the financial position and results of operations and cash flows of ALT as of the respective dates thereof and for the periods indicated in accordance with the historical accounting practices of ALT.

3.11Absence of Certain Changes and Events

.  Since the Balance Sheet Date, and other than in the Ordinary Course of Business, there has not been any change, event, condition, or development that has had, or would reasonably be expected, individually or in the aggregate, to result in, a Material Adverse Effect.

3.12Absence of Litigation, Claims and Orders

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(a)Except as set forth in Section 3.12(a) of the Seller Disclosure Schedules, as of the date hereof, there are no Proceedings pending (i) by or against Seller or, to the Knowledge of Seller Parties, that otherwise relate to the Business or any of the assets owned or used by Seller, or (ii) by or against any Seller Party that challenge, or that seek to prevent, delay, make illegal or otherwise interfere with, the transactions contemplated hereby.  To the Knowledge of Seller Parties, no such Proceeding has been threatened and no event has occurred or circumstance exists that would reasonably be expected to give rise to or serve as a basis for the commencement of any such Proceeding.  Except as set forth in Section 3.12(a) of the Seller Disclosure Schedules, since January 1, 2018, there have not been any Orders rendered against, or any settlements effected by, Seller in connection with any Proceedings brought by or against Seller.

(b)Except as set forth in Section 3.12(b) of the Seller Disclosure Schedules, there are no Orders outstanding: (i) against Seller or that otherwise relate to the Business or any of the assets owned or used by Seller; or (ii) against any Seller Party that challenge, or that seek to prevent, delay, make illegal or otherwise interfere with, the transactions contemplated hereby. To the Knowledge of Seller Parties, no event has occurred or circumstance exists that would reasonably be expected to constitute or result in a violation of any such Order.

3.13Employee Benefit Plans

.  Section 3.13 of the Seller Disclosure Schedules sets forth a complete list of all “employee benefit plans” (as that term is defined in Section 3(3) of the Employee

Retirement Income Security Act of 1974, as amended (“ERISA”)) as well as any bonus, stock option, equity compensation, deferred compensation plan, stock purchase, medical, compensation, welfare, disability, severance or termination pay, insurance or incentive plan (whether funded or unfunded, written or oral, qualified or nonqualified), sponsored, maintained or contributed to or required to be contributed to by ALT or its ERISA Affiliates, for the benefit of any employee, leased employee, director, officer, manager, owner or independent contractor (in each case either current or former) of ALT or its ERISA Affiliates, and/or their dependents or beneficiaries or with respect to which ALT or its ERISA Affiliates otherwise has any liabilities or obligations (the “Employee Plans”). Neither ALT, nor its ERISA Affiliates, have any liability, contingent or otherwise, with respect to any plan, arrangement or practice of the type described in this Section 3.13 other than the Employee Plans set forth on Section 3.13 of the Seller Disclosure Schedules.  Section 3.13 of the Seller Disclosure Schedules sets forth all the Employee Plans with respect to which the payments, benefits or obligations are funded through a third party insurer or are self-insured.  For purposes of this Agreement, “ERISA Affiliate” means any entity that is considered a single employer with ALT under Section 414 of the Code.

3.14Labor Matters

.

(a)Section 3.14(a) of the Seller Disclosure Schedules contains a list of all Persons who are employees, consultants or contractors of ALT as of the date of this Agreement (including all employees who are on an approved leave of absence), and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current compensation rate (whether hourly or salary); (v) commission, bonus, or other incentive-based compensation; (vii) designation as either exempt or non-exempt from the overtime requirements of the Fair Labor Standards Act or other applicable state Law; (ix) the facility or location at which such individual works (including city and state); and (x) leave status, if any (including  a designation, if applicable, of the type of leave and whether the leave is paid or unpaid).

(b)ALT is not, and to the Knowledge of Seller Parties, has never been, a party to, or bound by, any collective bargaining agreement, Contract or other agreement or understanding with a labor union or labor organization, and there are no labor organizations representing, purporting to represent or to the Knowledge of Seller Parties, attempting to represent any employee.

(c)There are no pending or, to the Knowledge of Seller Parties, threatened charges or complaints against ALT before any Governmental Authority regarding discrimination, harassment, retaliation, wrongful or constructive discharge, workplace safety, or any other employment-related matter, including claims for wage and hour violations, unemployment compensation, workers’ compensation, leave interference, disability accommodations, or any other claims arising from or relating to the employment of any of the employees of ALT or the relationship of ALT with any independent contractor.

(d)Except as set forth in Section 3.14(d) of the Seller Disclosure Schedules, all employees of ALT are employed on an at-will basis and may terminate their employment or be terminated from employment at any time for any or no reason with or without prior notice.

3.15Environmental Matters

.

(a)During the previous five (5) years, (i) Seller has been in compliance in all material respects with all applicable Environmental Laws; (ii) Seller has obtained and has been in compliance in all material respects with all required Environmental Permits; and (iii) there have been no actions, Orders, written claims or written notices pending, issued to, or, to the Knowledge of the Seller Parties, threatened against Seller alleging violations of or liability under any applicable Environmental Law or otherwise concerning the Release of Hazardous Substances.

(b)Purchaser acknowledges that (i) the representations and warranties contained in this Section 3.15 are the only representations and warranties being made with respect to compliance with or liability under Environmental Laws or with respect to any environmental, health or safety matter, including natural resources, related in any way to ALT or to this Agreement or to its subject matter, and (ii) no other representation or warranty contained in this Agreement (including pursuant to Section 3.9) shall apply to any such matters and no other representation or warranty, express or implied, is being made with respect thereto.

(c)For purposes of this Agreement:

(i)“Environmental Laws” means any Laws relating to (A) Releases of Hazardous Substances or materials containing Hazardous Substances; (B) the manufacture, handling, transport, use, treatment, storage, emission, discharge, or disposal of Hazardous Substances or materials containing Hazardous Substances; or (C) pollution or protection of the environment or of human health and safety solely as such is affected by Hazardous Substances or materials containing Hazardous Substances.

(ii)“Environmental Permits” means any material permit, consent, license, registration, approval, notification or any other authorization obtained from any Governmental Authority pursuant to Environmental Law.

(iii)“Hazardous Substances” means (A) those substances, materials or wastes defined as “toxic,” “hazardous,” “acutely hazardous,” “pollutant” or “contaminant” in, or regulated as such under, the following United States federal statutes and any analogous state statutes, if applicable, and all Regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (B) petroleum and petroleum products, including crude oil and any fractions thereof; (C) natural gas, synthetic gas, and any mixtures thereof; and (D) polychlorinated biphenyls, asbestos and urea formaldehyde foam insulation.

(iv)“Release” means any releasing, spilling, leaking, pumping, pouring, discharging, emitting, emptying, escaping, leaching, injecting, dumping, disposing or migrating into or through the indoor or outdoor environment.

3.16Taxes

.  Except as set forth in Section 3.16 of the Seller Disclosure Schedule:

(a)Seller has timely filed (including applicable filing extensions) all material income Tax Returns required to have been filed by it with the appropriate Governmental Authority and all such Tax Returns are true, correct and complete in all material respects.  Seller is not the beneficiary of any current extension of time within which to file any Tax Return.  No written claim has ever been made by a Governmental Authority in a jurisdiction where Seller does not file Tax Returns that Seller is or may be subject to taxation by that jurisdiction.

(b)Seller has paid all material Taxes due and payable to any Governmental Authority whether or not shown on any Tax Return.  All material Taxes that Seller is or was required by applicable Law to withhold or collect have been withheld or collected, and, to the extent required, have been properly remitted on a timely basis to the appropriate Governmental Authority.

(c)No examination, audit, assessment or other Proceeding is currently in progress, pending or, to the Knowledge of Seller Parties, threatened by any Governmental Authority with respect to the Taxes or Tax Returns of Seller.

(d)There are no Liens for Taxes upon any assets of Sellers, except Liens for Taxes not yet due and payable.

(e)ALT (A) has not been a member of an affiliated group filing a consolidated federal Income Tax Return and (B) has no liability for the Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by Contract or otherwise.  Seller is not a party to or bound by, nor does it have any obligation under, any Tax sharing, Tax indemnification or Tax allocation agreement or similar Contract or arrangement. Seller is not a party to any joint venture, partnership or other arrangement or Contract that could be treated as a partnership for federal Income Tax purposes.

3.17Intellectual Property

.

(a)Section 3.17(a)(i) of the Seller Disclosure Schedules sets forth a list of all Seller Intellectual Property owned by Seller that is subject to any issuance, registration, or application by or with any Governmental Authority or private registrar in any jurisdiction as of the date hereof, in each case listing the title and current owner, the jurisdiction in which each has been issued or registered and the application, serial, or registration number. Except as set forth in Section 3.17(a)(ii) of the Seller Disclosure Schedules, Seller exclusively owns legally, beneficially, and of record (where applicable), all rights, title and interests in and to or has a valid and enforceable right to use pursuant to an IP License, all Seller Intellectual Property, in each case free and clear of all Liens. To the extent that any Seller Intellectual Property owned by Seller has been developed or created by a current or former employee or any consultant, contractor, or other Person for or on behalf of Seller, Except as set forth in Section 3.17(a)(iii) of the Seller Disclosure Schedules, such Person has executed a valid and enforceable agreement assigning to Seller all of such Person’s rights in and to such Seller Intellectual Property.

(b)Section 3.17(b) of the Seller Disclosure Schedules identifies each Contract pursuant to which (i) ALT uses, licenses, or acquires any material item of Seller Technology or Intellectual Property that any Person besides ALT owns (the “Inbound IP Licenses”) other than Off-the-Shelf Software, and (ii) ALT has granted any Person any right or interest in Seller Intellectual Property including any right to use any item of Seller Technology (the “Outbound IP Licenses” and, together with the Inbound IP Licenses, the “IP Licenses”).  Except for the Technology and Intellectual Property licensed to ALT under the Inbound IP Licenses identified on Section 3.17(b) of the Seller Disclosure Schedules and to the extent provided in such Inbound IP Licenses, none of the Seller Technology or Seller Intellectual Property owned by Seller is in the possession, custody, or control of any third party.  All IP Licenses are in full force and effect in accordance with their terms and no material default exists under any of the IP Licenses by ALT or, to the Knowledge of Seller Parties, by any other party thereto.

(c)ALT has taken commercially reasonable measures to protect the secrecy, confidentiality and value of its Trade Secrets, and has required any employee or third party with access to material confidential information and/or Trade Secrets of ALT to execute contracts requiring them to maintain the confidentiality of such information and use such information only for the benefit of ALT. To the Knowledge of the Seller Parties, no information that at any time constituted a material Trade Secret of ALT has been disclosed or made available by ALT or any third party to any Person who is not legally bound by a duty of confidentiality with respect thereto.

(d)Except as set forth in Section 3.17(d) of the Seller Disclosure Schedules, (i) neither ALT nor the conduct of the Business has interfered with, infringed upon, misappropriated, or violated any Intellectual Property of any Person and is not currently interfering with, infringing upon, misappropriating or violating any Intellectual Property of any Person, and (ii) ALT has not received or asserted against a third party any written charge, complaint, claim, demand, or notice alleging interference, infringement, misappropriation or violation of Intellectual Property (including any invitation to license or request or demand to refrain from using any Intellectual Property of any Person in connection with the conduct of the Business or the use of the Seller Technology). To the Knowledge of Seller Parties, no Person has interfered with, infringed upon, misappropriated, or violated any Seller Intellectual Property or is interfering with, infringing upon, misappropriating or violating any Seller Intellectual Property.

3.18Reserved.

3.19Insurance

.  Section 3.19 of the Seller Disclosure Schedules sets forth a true and complete list of all insurance policies and self-insurance programs covering the assets, business, equipment, properties, operations, employees, consultants, officers and managers of ALT as of the date hereof (“Insurance Policies”), indicating in each case the type of coverage, name of the insured, the insurer, the expiration date of each policy and the amount of coverage.  True and complete copies of all such Insurance Policies have been made available to Purchaser. There is no claim currently pending under any of such policies as to which coverage has been questioned, denied or disputed by the insurers of such policies.  Sellers have not received any written notice of: (i) cancellation, adverse modification, or intent to cancel or materially increase premiums with respect to such Insurance Policies; or (ii) any significant changes that are required in the conduct of the Business as a condition to the continuation of coverage under, or renewal or modification of, any such Insurance Policy.

3.20Brokers

.  No broker, financial advisor, finder or investment banker or other Person is entitled to any broker’s, financial advisor’s, finder’s or other fee or commission, or any other payment or other amount, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller Parties.

3.21Affiliated Transactions

.  Except as set forth in Section 3.21 of the Disclosure Schedules, ALT has not loaned or borrowed any amounts to or from, and does not have outstanding any Indebtedness or other similar obligations to or from, any Affiliate of Seller or any Family Member, officer, manager, director, employee, member, shareholder or partner of any of them.  Except as set forth in Section 3.21 of the Seller Disclosure Schedule, neither any Seller Party nor any Affiliate or Family Member of a Seller Party nor any officer, manager, director, employee, member, shareholder or partner of any of them (i) has owned any direct or indirect interest of any kind in, or controls or is a manager, director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is (A) a competitor, supplier, distributor, landlord, tenant, creditor or debtor of ALT, or (B) a participant in any transaction to which ALT has been a party or (ii) has been a party to any Contract with ALT or engaged in any transaction or business with ALT.

3.22Assets

.

(a)Except as set forth in Section 3.22(a) of the Seller Disclosure Schedules, Seller has good and marketable title to all of the Acquired Assets, free and clear of all Liens, and the Acquired Assets are sufficient for the continued conduct of the Business immediately after the Closing in substantially the same manner as conducted immediately prior to the Closing. None of the Excluded Assets are material to the Business.

(b)Section 3.22(b) of the Seller Disclosure Schedules lists all real property with respect to which Seller holds a leasehold interest or otherwise has a license to use (the “Leased Real Property”). Except as set forth on Section 3.22(b) of the Seller Disclosure Schedules, Seller has not entered into any subleases, arrangements, licenses or other agreements relating to the use or occupancy of all or any portion of the Leased Real Property by any Person other than Seller. To the Knowledge of the Seller Parties, use of the Leased Real Property for the various purposes for which it is presently being used is permitted as of right under applicable zoning laws and is not subject to a “permitted non-conforming” use or structure classification. The Leased Real Property is supplied with utilities and other services necessary for the operation thereof in the Ordinary Course of Business of Seller, including gas, electricity, water and telephone, all of which utilities are adequate for the operation of the business as currently conducted thereon. Each parcel of Leased Real Property abuts on and has direct vehicular access to an improved public road or access to an improved public road via a permanent, irrevocable appurtenant easement improved with a road benefiting the parcel of Leased Real Property. Seller has not received written (or, to the Knowledge of the Seller Parties, oral) notice of any disputes with respect to the Leased Real Property and, to the Knowledge of the Seller Parties, no disputes exist with respect to the Leases.

3.23Exclusivity of Representations

.  Except for the representations and warranties expressly set forth in this Article III, (a) no Seller Party nor any of their respective Affiliates or representatives (or any other Person) makes, or has made, any representation or warranty relating to the Seller or its businesses or operations or otherwise in connection with this Agreement or the transactions contemplated hereby, and (b) no Person has been authorized by any Seller Party to make any representation or warranty relating to the Seller or its businesses or operations or otherwise in connection with this Agreement or the transactions contemplated hereby.

Article IV.
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to the Seller Parties that the following statements are true and correct as of the date of this Agreement (or, if made as of a specified date, as of such date):

4.1Organization

.  Purchaser is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all the requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

4.2Authority; Enforceability

.  Purchaser has all necessary corporate power and authority to execute and deliver this Agreement, each other Transaction Document to which it is a party and each instrument required to be executed and delivered by it hereunder, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Purchaser of this Agreement, each other Transaction Document to which it is a party and each instrument required hereby to be executed and delivered by Purchaser hereunder, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of Purchaser, and no other action on the part of Purchaser is necessary to authorize this Agreement, any other Transaction Document to which it is a party or any instrument required to be executed and delivered by it hereunder or the consummation of the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery thereof by the Seller Parties, constitutes a legal, valid and binding obligation of Purchaser, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

4.3No Conflict; Required Filings and Consents

.  The execution and delivery by Purchaser of this Agreement, the other Transaction Documents to which it is a party or any instrument required by this Agreement to be executed and delivered by it hereunder do not, and the performance of this Agreement, the other Transaction Documents to which it is a party and any instrument required by this Agreement to be executed and delivered by it hereunder will not, (a) conflict with, require a consent or notice under or violate the Governing Documents of Purchaser, (b) conflict with, require a consent or notice under or violate any Law or Order applicable to Purchaser or by which any of its properties, rights or assets is bound or affected or (c) result in any material breach or violation of, require a consent or notice under, or constitute a material default under, or materially impair Purchaser’s rights or alter the rights or obligations of any party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties, rights or assets of Purchaser pursuant to, any material Contract to which Purchaser is a party, or by which Purchaser or its properties, rights or assets is or are bound or affected. No Governmental Approval of, or filing to, any Governmental Authority is required to be obtained or made by or with respect to Purchaser in connection with the consummation of the transactions contemplated hereby.

4.4Absence of Litigation, Claims and Orders

.  As of the date hereof, there are no Claims pending or, to the Knowledge of Purchaser, threatened on behalf of or against Purchaser that (a) challenges (i) the validity of this Agreement or any other Transaction Document to which Purchaser is a party or (ii) any action taken or to be taken by Purchaser pursuant to this Agreement or any other Transaction Documents to which Purchaser is a party or in connection with the transactions contemplated hereby and thereby, (b) could impair or delay the transactions contemplated hereby or the ability to consummate the transactions contemplated hereby or (c) could adversely affect Purchaser’s performance under this Agreement or the consummation of the transactions contemplated hereby.

4.5Brokers

.  No broker, financial advisor, finder or investment banker or other Person is entitled to any broker’s, financial advisor’s, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser.

4.6Financing

.  Purchaser has, on the date hereof, and as of the Closing will have, the financial capability and all sufficient cash on hand or existing unconditional commitments necessary to consummate the transactions contemplated by this Agreement on the terms and subject to the conditions set forth herein.  Purchaser has no reason to believe that there are any conditions to the payment of such cash or, in the case of any such existing unconditional commitments, to the drawing of amounts thereunder which cannot be satisfied by Purchaser as of the date hereof and as of the Closing. Immediately following the consummation of the transactions contemplated hereby, Purchaser will not (a) be insolvent or left with unreasonably small capital, (b) have incurred debts beyond their ability to pay such debts as they mature, or (c) have liabilities in excess of the reasonable market value of their assets.

4.7Purchaser’s Investigation and Reliance

.  The Purchaser is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Seller and the Business and the transactions contemplated hereby, which investigation, review and analysis were conducted by the Purchaser together with expert advisors, including legal counsel, that it has engaged for such purpose.  The Purchaser and its advisors and other representatives have been provided with sufficient access to the advisors, representatives, properties, offices, plants and other facilities, books and records of the Seller and other information that they have requested in connection with their investigation of the Seller and the Business and the transactions contemplated hereby.  The Purchaser acknowledges and agrees to the statements set forth in Section 3.23, and that the Purchaser is not relying on any representations, warranties or statements of any Seller Party or any of their respective Affiliates or representatives, other than the representations and warranties of the Seller Parties expressly set forth in Article III.

4.8Exclusivity of Representations

.  Except for the representations and warranties expressly set forth in this Article IV, (a) neither Purchaser nor any of its Affiliates or representatives (or any other Person) makes, or has made, any representation or warranty relating to Purchaser or its businesses or operations or otherwise in connection with this Agreement or the transactions contemplated hereby, and (b) no Person has been authorized by Purchaser to make any representation or warranty relating to Purchaser or its businesses or operations or otherwise in connection with this Agreement or the transactions contemplated hereby.

Article V.
COVENANTS

5.1Further Assurances; Litigation Support

.

(a)In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, the Parties shall use commercially reasonable efforts to take, or cause to be taken, such actions (including the execution and delivery of such further instruments and documents).

(b)Following the Closing, other than in connection with a claim for indemnification against any Seller Party pursuant to the terms hereof, in the event and for so long as Purchaser is involved in, contesting or defending against any Proceeding involving the Business in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, Tax matter, failure to act, or transaction occurring on or prior to the Closing Date, Seller shall cooperate reasonably with Purchaser and Purchaser’s counsel in such involvement, contest or defense, and provide such access to its books and records as shall be reasonably necessary in connection with such contest or defense, all at the sole reasonable cost and expense of Purchaser.

(c)As soon as practicable after the Closing and in no event later than thirty (30) days after Closing, the Seller Parties shall use commercially reasonable efforts to identify and shall deliver, or cause to be delivered, to Purchaser all files, documents, instruments, Contracts, papers, books, reports, records and other materials owned by Seller that are in such Seller Party’s possession, or any of their respective Affiliates’ possession (collectively, the “Business Records”) which are not located at the Leased Real Property; provided, however, that (i) the Business Records shall not include the Tax Returns of any Seller Party related to Income Taxes, and (ii) the Seller Parties may retain copies of such Business Records that relate to prior Tax Returns or that are necessary for the preparation of future Tax Returns; and provided, further, that to the extent that, following the Closing until the seven (7) year anniversary of the Closing, any Seller Party reasonably requires access to Business Records that relate to pre-Closing periods, Purchaser shall cooperate reasonably with such Seller Party and their counsel to provide access to such Business Records (subject to applicable Law and any limitations that are reasonably required to preserve any applicable privilege or third party confidentiality obligation).

(d)Following the Closing until the seven (7) year anniversary of the Closing, the Seller Parties shall provide to Purchaser and its agents and representatives, at Purchaser’s reasonable request (subject to applicable Law and any limitations that are reasonably required to preserve any applicable privilege or third party confidentiality obligation), with copies, or if required by applicable Law, originals, of any Business Record in such Seller Party’s or Affiliate’s possession (to the extent not included in the books and records of ALT at Closing) as may be reasonably necessary for (i) Purchaser’s operation of the Business after the Closing or (ii) litigation, preparation of financial statements, Tax Returns and audits or other valid business purpose.

5.2Non-Competition; Non-Solicitation; Confidentiality.

(a)Each Seller Party acknowledges that it is familiar with the Trade Secrets and other confidential information of ALT, and that the Business is reasonably expected to operate throughout the United States. Therefore, each Seller Party agrees to the covenants set forth in this Section 5.2 and acknowledges that Purchaser would not have entered into this Agreement but for the Seller Parties’ agreement to the restrictions set forth in this Section 5.2.

(b)No Seller Party shall, and each Seller Party shall cause its Affiliates not to, directly or indirectly, own, operate, lease, manage, control, engage in, invest in, lend to, own any debt or equity security or interest of, permit its name to be used by, act as a director, manager, partner, consultant, or advisor to, render services for or to (alone or in association with any Person), or otherwise participate or assist any Person other than Purchaser and its Affiliates in any manner (i) with the purchase and sale of used and/or refurbished biotechnology, pharmaceutical, and laboratory equipment or (ii) that would otherwise compete with the Business anywhere in the United States or Canada or its territories and possessions for a period of two (2) years from and after the Closing Date (the “Restricted Period”); provided, however, that nothing in this Agreement shall prohibit any Seller Party from holding a passive beneficial ownership interest of less than two percent (2%) of the outstanding publicly traded equity securities or interests of any entity, or holding the Seller Note.

(c)During the Restricted Period, no Seller Party shall, and each Seller Party shall cause its, his or her Affiliates not to, directly or indirectly, hire, engage, or solicit for employment (or engagement as a consultant) any Person who (i) was employed (or engaged as a consultant) by ALT during the one (1) year period prior to Closing, or (ii) is or was employed (or engaged as a consultant) by Purchaser or any of its Affiliates during the one (1) year period prior to such solicitation, or encourage or induce or attempt to encourage or induce any such employee or consultant to leave such employment or engagement, except that the foregoing prohibition on solicitation shall not prohibit a general solicitation by means of general advertisement that is not specifically directed at such employees or consultants.

(d)During the Restricted Period, no Seller Party shall, and each Seller Party shall cause its, his or her Affiliates not to, directly or indirectly, (i) encourage or induce or attempt to encourage or induce any Person who is, or was within two (2) years prior to the date thereof, a supplier, licensor, customer, client or other business relation of ALT , Purchaser or Purchaser’s Affiliates (such supplier, licensor, customer, client or other business relation collectively, the “Seller Relations”) to cease doing business or modify the way it does business with Purchaser or its Affiliates or in any way interfere with or otherwise adversely affect the relationship between any Seller Relation and Purchaser or its Affiliates; or (ii) solicit any Seller Relation for a business competitive with the Business (including, without limitation, any business providing the same types of services or selling the same types of products as those provided or sold by ALT at or prior to Closing).

(e)During the Restricted Period, other than in connection with any employment or consulting arrangement with Purchaser or any of its Affiliates, each Seller Party shall, and shall cause its, his or her respective Affiliates, representatives and agents to, hold in confidence (and not disclose or provide access to any other Person) and not use, any and all confidential or proprietary information, whether written or oral, concerning ALT, except to the extent that such information: (i) is generally available to and known by the public through no fault of any Seller Party or any of their respective Affiliates, representatives or agents; or (ii) was lawfully acquired by such Seller Party or any of its respective Affiliates, representatives or agents from and after the Closing from sources unrelated to Purchaser or any other Seller Party that are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation.  If any Seller Party or any of its respective Affiliates, representatives or agents is compelled to disclose any information by judicial or administrative process or by other requirements of Law, such Seller Party shall promptly notify Purchaser in writing and shall disclose only that portion of such information that such Seller Party is advised by its counsel in writing is legally required to be disclosed; provided, however, that such Seller Party (or representative on its behalf) shall, to the extent practicable and permitted by Law, promptly notify Purchaser in writing so that Purchaser may seek to obtain (at Purchaser’s sole expense), an appropriate protective Order or other reasonable assurance that confidential treatment will be accorded such information.  Notwithstanding anything to the contrary set forth in this Agreement, the Seller Parties shall be permitted to use confidential and proprietary information of ALT solely in connection with their Tax or accounting purposes, legal compliance, or to enforce their respective rights under this Agreement or the other Transaction Documents, or defend any indemnification claim under this Agreement.

(f)The Parties acknowledge and agree that Purchaser and each of its Affiliates, successors, and assigns would suffer irreparable harm from a breach of this Section 5.2 by a Seller Party and that money damages would not be an adequate remedy for any such breach.  Therefore, in the event of a breach or threatened breach of this Section 5.2, Purchaser and each of its Affiliates or their respective successors and assigns, in addition to other rights and remedies available at Law or in equity, shall be entitled to specific performance, injunctive, and other equitable relief in order to enforce or prevent any breach of the provisions of this Agreement (without posting a bond or other security and at the expense of the Seller Parties, including reasonable attorneys’ fees and expenses).

(g)If the final judgment of a court of competent jurisdiction declares any term or provision of this Section 5.2 to be invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified to cover the maximum duration, scope or area permitted by Law.  In addition, in the event of a breach by any Seller Party of Section 5.2(b), (c) or (d), the Restricted Period, as applicable, shall be tolled with respect to such Seller Party until such breach has been cured.  Each Seller Party, on behalf of itself and its Affiliates, representatives and agents, agrees that the restrictions contained in this Section 5.2 are reasonable and necessary to protect Purchaser’s legitimate business interests and ALT’s goodwill purchased pursuant to this Agreement and the other Transaction Documents.

5.3Publicity

.  The Parties agree that (a) the initial press release with respect to this Agreement and the transactions contemplated hereby and any press release to be issued at or in connection with the Closing shall, in each case, be a press release of Purchaser, in a form to be mutually agreed upon by Purchaser and the Seller Parties; and (b) any other press releases or other public disclosures related to this Agreement or the transactions contemplated hereby after the Closing shall, if at all, be made by Purchaser as determined by Purchaser in its sole and absolute discretion; provided, however, that nothing contained herein will limit any Party from making (or require the other Party’s consent to) any announcements, statements or acknowledgments that such Party is required by applicable Law to make, issue or release.

5.4Certain Assigned Contracts

.  To the extent that the assignment or attempted assignment by ALT to Purchaser of any Assigned Contract that is included among the Acquired Assets, or of any claim, right or benefit arising thereunder or resulting therefrom, is prohibited by any Law, or would require any consent, waiver, authorization or novation by or notice to any Person, and such consent, waiver, authorization, novation or notice has not been obtained or made prior to the Closing in a form and substance reasonably acceptable to Purchaser, or would be ineffective then neither this Agreement nor any other Transaction Document will constitute an assignment or attempted assignment thereof, and the same will not be assigned at the Closing. Subsequent to the Closing for a period of ninety (90) days, the Seller Parties will use their commercially reasonable efforts and cooperate with Purchaser to obtain promptly all such consents, waivers, authorizations or novations and to timely give all notices required with respect to the Assigned Contracts that are included among the Acquired Assets, in form and substance reasonably acceptable to Purchaser.  The Purchaser will bear and pay the cost of all filing, recordation and similar fees and Taxes incurred after the date hereof and payable to any Governmental Authority in connection with the assignment pursuant hereto of the Assigned Contracts that are included among the Acquired Assets and any additional fees and charges (howsoever determined) required by any Person in connection with the assignment of any of the Assigned Contracts that are included among the Acquired Assets or any related consent, waiver, authorization, novation or otherwise.

5.5Names; Domain Name; Email Addresses

.

(a)From and after the Closing Date, ALT will, and will cause each of its Affiliates to, cease to use the trade names included among the Acquired Assets (which includes “American Laboratory Trading” and all confusingly similar variants thereof) (collectively, the “Names”)), except in connection with Tax Returns relating to periods prior to the Closing.  Within thirty (30) days following the Closing Date, ALT will (a) file an amendment to its articles of incorporation to change its corporate name to a name not confusingly similar to the Names and (b) deliver to Purchaser a true, correct and complete copy of the filing showing that such name change has occurred.

(b)At the Closing, Seller shall take all actions necessary to convey any domain names (including http://www.americanlaboratorytrading.com and http://www.usedlabequipment.com ) included among the Acquired Assets to Purchaser. Seller hereby appoints Purchaser as its attorney-in-fact to file all such documents and update all such information on or after the Closing Date.

(c)Until at least December 31, 2022, the Purchaser shall maintain the email addresses for LaTerra (Dante@alt-inc.com) and Bernstein (Jayson@alt-inc.com), and shall permit LaTerra and Bernstein to continue to use such email addresses; provided, however, that LaTerra agrees that all emails received by him at such email address relating to the business of ALT shall be forwarded to Purchaser. After December 31, 2022, Purchaser agrees to use its commercially reasonable efforts to cause all emails delivered to LaTerra at such email address (Dante@alt-inc.com) to be automatically forwarded to a different email address provided by LaTerra.

5.6Receivables

. Seller will hold and promptly remit to Purchaser any cash, checks (with appropriate endorsements), payments, invoices or other property, received by it following the Closing which (a) are included among the Acquired Assets, or (b) properly belong to Purchaser under any Transaction Document.  Purchaser will hold and promptly remit to Seller any cash, checks (with appropriate endorsements), payments, invoices or other property, received by it following the Closing which (a) are included among the Excluded Assets, including the Excluded Receivable, or (b) properly belong to any Seller Party under any Transaction Document.  Purchaser will have the right and authority to collect for its own account all accounts receivable included among the Acquired Assets and other items that are included in the Acquired Assets and to endorse with the name of Seller any checks or drafts received with respect to any such accounts receivable or other items.  Purchaser will reasonably cooperate with the Seller Parties in connection with the Seller Parties’ efforts to collect the Excluded Receivable.

5.7Bulk Sales Laws

.  The Parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Acquired Assets to Purchaser; it being understood that any liabilities arising out of the failure of ALT to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction which would not otherwise constitute Assumed Liabilities shall be treated as Excluded Liabilities.

5.8Transfer and Ad Valorem Taxes

.  Any transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees incurred in connection with the transfer of the Acquired Assets to Purchaser (collectively, the “Transfer Taxes”) shall be paid by Seller, and Purchaser and Seller shall reasonably cooperate with respect to the filing of any Tax Returns and exemption certificates related thereto. Any and all real and personal property Taxes (which are not based on income), ad valorem or similar Taxes (but, for the sake of clarity, not including the Transfer Taxes) with respect to the Acquired Assets for any Straddle Period shall be prorated between Sellers and Purchaser.  Sellers’ portion of any such Taxes shall be equal to the amount of Tax for the Straddle Period multiplied by a fraction, the numerator of which shall be the number of days from the beginning of the Straddle Period through and ending on the Closing Date and the denominator of which shall be the total number of days in the Straddle Period.  Purchaser’s portion of any such Taxes shall be equal to the amount of Tax for the Straddle Period multiplied by a fraction, the numerator of which shall be the number of days in the Straddle Period beginning on the first day after the Closing Date and the denominator of which shall be the total number of days in the Straddle Period. In the event that any Party pays any Taxes for which the other Party is obligated in whole or in part under this Section 5.8, the former shall present the latter with a statement setting forth the latter’s proportionate share, and the latter shall promptly pay its share to the former. The amount of Income Taxes of the Company related to the Business or Acquired Assets for the Straddle Period shall be determined based upon a hypothetical closing of the Taxable year on such Closing Date, with the Closing Date being included in the pre-Closing portion of such Straddle Period (except to the extent of any actions outside the Ordinary Course of Business taken by the Purchaser or the Company after the Closing on the Closing Date).

5.9Tax Refunds

. Purchaser shall pay or cause to be paid to the Seller or its designee, in immediately available funds using wire transfer instructions as designated in writing by the Seller, any refunds of Taxes of ALT, the Business or Acquired Assets, plus any interest received with respect thereto, from the applicable Governmental Authority for any Pre-Closing Tax Period, within ten (10) days of receipt thereof by Purchaser.

5.10Conduct of Business Prior to the Closing

(a). From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), Seller Parties shall (x) conduct the Business in the ordinary course of business consistent with past practice; and (y) use commercially reasonable efforts to maintain and preserve intact its current business organization, operations and franchise and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having relationships with the Business. Without limiting the foregoing, from the date hereof until the Closing Date, Seller Parties shall:preserve and maintain all Permits required for the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets;

(b)pay the debts, Taxes and other obligations of the Business if and when due;

(c)continue to collect Accounts Receivable in a manner consistent with past practice;

(d)maintain the properties and assets included in the Purchased Assets in substantially the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(e)continue in effect without modification all Insurance Policies, except as required by applicable Law;

(f)defend and protect the properties and assets included in the Purchased Assets from infringement or usurpation;

(g)maintain the Books and Records in accordance with past practice; and

(h)not take or permit any action that would cause any of the changes, events or conditions described in Section 3.11 to occur.

5.11Access to Information

. From the date hereof until the Closing, Seller Parties shall (a) afford Purchaser reasonable access to inspect all of the real property, properties, assets, premises, books and records, Contracts and other documents and data related to the Business; (b) furnish Purchaser with such financial, operating and other data and information related to the Business as Purchaser may reasonably request; and (c) instruct the representatives of Seller Parties to cooperate with Purchaser in its investigation of the Business. Notwithstanding the foregoing, nothing contained herein shall authorize or permit

Purchaser to conduct any environmental due diligence or invasive or subsurface investigation of the Leased Real Property or other real property related to the Business, including any collecting and analysis of samples of indoor or outdoor air, surface water, groundwater or surface or subsurface land on, at, in, under or from the Leased Real Property, unless and until Purchaser has entered into a site access or similar agreement acceptable to LaTerra.  Any investigation pursuant to this Section 5.11 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business or any other businesses of Seller Parties.  Prior to the Closing, without the prior written consent of Seller, which may be withheld for any reason, Purchaser shall not contact any suppliers to, or customers of, the Business. Purchaser shall, and shall cause its Affiliates and representatives to, abide by the terms of the Confidentiality Agreement with respect to any access or information provided pursuant to this Section 5.11.

5.12No Solicitation of Other Bids

.

(a)From the date hereof until the earlier of the Closing or the termination of this Agreement, Seller Parties shall not, and shall not authorize or permit any of their Affiliates or any of its or their representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Seller Parties shall immediately cease and cause to be terminated, and shall cause all of their Affiliates and all of its and their representatives to immediately cease and cause to be terminated, all currently existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Purchaser or any of its Affiliates) relating to the direct or indirect disposition, whether by sale, merger or otherwise, of all or any portion of the Business or the Acquired Assets (other than the sale of inventory in the ordinary course of business).

(b)In addition to the other obligations under this Section 5.12, Seller Parties shall promptly (and in any event within three (3) Business Days after receipt thereof by any Seller Party or its representatives) advise Purchaser orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c)Seller agrees that the rights and remedies for noncompliance with this Section 5.12 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Purchaser and that money damages would not provide an adequate remedy to Purchaser.

5.13Supplement to Disclosure Schedules

. From time to time prior to the Closing, the Seller Parties shall have the right (but not the obligation) to supplement or amend the Seller Disclosure Schedules with respect to any matter hereafter arising or of which it becomes aware after the date hereof (each a “Schedule Supplement”). Any disclosure in any such Schedule Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set forth in Section 6.2 have been satisfied; provided, that if Purchaser has the right to, but does not elect to, terminate this Agreement within five (5) Business Days of its receipt of such Schedule Supplement, then Purchaser shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such matter and, further, shall have irrevocably waived its right to indemnification under Section 7.2 with respect to such matter.

5.14Employees and Employee Benefits

.

(a)Prior to the Closing Date, Purchaser shall, or shall cause an Affiliate of Purchaser to, offer employment effective on the Closing Date, to all employees of Seller, including any such employees who are absent due to vacation, family leave, short-term disability or other approved leave of absence (the Seller employees who accept such employment and commence employment on the Closing Date, the “Transferred Employees”).

(b)During the period commencing on the Closing Date and ending on August 31, 2021 (the “Employee Transition Period”), ALT shall cause the Transferred Employees to remain on ALT’s group health insurance plan, and ALT shall continue to pay the salary and wages of the Transferred Employees. Purchaser, or its Affiliate, will reimburse ALT for the actual salary and wages paid to the Transferred Employees by ALT during the Employee Transition Period, as well as all costs and expenses related to ALT’s group health insurance plan for the Employee Transition Period.

(c)During the period commencing on the Closing Date and ending on the date which is six (6) months following the Closing Date (or if earlier, the date of the Transferred Employee's termination of employment with Purchaser or an Affiliate of Purchaser), Purchaser shall, or shall cause an Affiliate of Purchaser to, provide each Transferred Employee with: (i) base salary or hourly wages which are no less than the base salary or hourly wages provided by Seller immediately prior to the Closing; (ii) target bonus and commission opportunities, if any, which are no less than the target bonus and commission opportunities provided by Seller immediately prior to the Closing; and (iii) group health plan coverage.

(d)With respect to any employee benefit plan maintained by Purchaser or an Affiliate of Purchaser (collectively, “Purchaser Benefit Plans”) for the benefit of any Transferred Employee, effective as of the Closing, Purchaser shall, or shall cause its Affiliates to, recognize all service of the Transferred Employees with Seller, as if such service were with Purchaser or such Affiliate, for eligibility and accrual purposes; provided, that, such service shall not be recognized to the extent that such recognition would result in a duplication of benefits.  For any Purchaser Benefit Plan that is a group health plan, Purchaser shall, or shall cause its Affiliates to, use commercially  reasonable efforts, subject to the terms of the applicable plan and consent of the applicable insurer, to cause any and all pre-existing condition limitations and eligibility waiting periods to be waived with respect to each Transferred Employee (and their eligible dependents) and cause to be credited, for purposes of the Purchaser Benefit Plan, any deductibles or out-of-pocket expenses incurred by Transferred Employee and their beneficiaries and dependents during the portion of the year prior to their participation in the Purchaser Benefit Plan. Purchaser or an Affiliate of Purchaser shall satisfy or cause to be satisfied and be fully responsible for any and all COBRA obligations that are required to be offered to any “M&A Beneficiary” (as such term is defined in as defined in Treasury Regulation Section 54.4980B-9, Q&A 4) with regard to this transaction to the extent required by Treasury regulation 54.4980B-9, with the cost of such coverage being the sole responsibility of the applicable M&A Beneficiary.

(e)Except as provided in Section 5.14(b), effective as of the Closing, the Transferred Employees shall cease active participation in the Employee Plans.  Seller shall remain liable for all eligible claims for benefits under the Employee Plans that are incurred by employees prior to the Closing Date. For purposes of this Agreement, the following claims shall be deemed to be incurred as follows: (i) life, accidental death and dismemberment, short-term disability, and workers' compensation insurance benefits, on the event giving rise to such benefits; (ii) medical, vision, dental, and prescription drug benefits, on the date the applicable services, materials or supplies were provided; and (iii) long-term disability benefits, on the eligibility date determined by the long-term disability insurance carrier for the plan in which the applicable employee participates.

(f)Purchaser and Seller intend that the transactions contemplated by this Agreement should not constitute a separation, termination or severance of employment of any employee who accepts an employment offer by Purchaser that is consistent with the requirements of Section 5.14(c), including for purposes of any Employee Plan that provides for separation, termination or severance benefits, and that each such employee will have continuous employment immediately before and immediately after the Closing. Purchaser shall be liable and hold the Seller harmless for any claims relating to the employment of any Transferred Employee arising out of or attributable to such Transferred Employee’s employment with Purchaser or its Affiliate following the Closing.

(g)This Section 5.14 shall be binding upon and inure solely to the benefit of each of the Parties, and nothing in this Section 5.14, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.14. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement. The Parties acknowledge and agree that the terms set forth in this Section 5.14 shall not create any right in any Transferred Employee or any other Person to any continued employment with Purchaser or any of its Affiliates or compensation or benefits of any nature or kind whatsoever.

5.15Continuing Policies

.Prior to Closing, ALT shall appoint Arthur J. Gallagher & Co. as ALT’s exclusive insurance broker with respect to the Continuing Policies and Purchaser or its Affiliate will be added as an additional insured to the Continuing Policies. Following Closing, Purchaser or its Affiliate will control the Continuing Policies and be responsible for any premium related thereto. For a period of one year following Closing, Purchaser or its Affiliate, as applicable, shall use commercially reasonable efforts to maintain the Continuing Policies as currently in effect, and will not take any action to remove ALT as a named insured under the Continuing Policies with respect to the period after the Closing.  ALT will continue to be a named insured under the Continuing Policies with respect to the period prior to the Closing during which the Continuing Policies were in effect, and shall continue to be entitled to make claims under the Continuing Policies.  Purchaser and its Affiliates will cooperate in good faith with ALT in connection with any claims made by ALT under the Continuing Policies after the Closing.

Article VI. CONDITIONS TO CLOSING

6.1Conditions to Obligations of All Parties

. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order that is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b)The Parties shall have received all consents, authorizations, orders and approvals from Governmental Authorities set forth on Schedule 6.1(b), in each case, in form and substance reasonably satisfactory to Purchaser and Seller, and no such consent, authorization, order and approval shall have been revoked.

(c)The transactions contemplated by the Real Estate Transfer Documents shall have closed, or shall close simultaneously with the consummation of the transactions contemplated by this Agreement.

6.2Conditions to Obligations of Purchaser

.  The obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Purchaser’s waiver, at or prior to the Closing, of each of the following conditions:

(a)The representations and warranties of Seller contained in this Agreement shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b)Seller Parties shall have duly performed and complied in all material respects with all agreements and covenants required by this Agreement and each of the Transaction Documents to be performed or complied with by them prior to or on the Closing Date.

(c)No Action shall have been commenced against Purchaser or Seller Parties, which prevents the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d)All approvals, consents and waivers of third parties that are listed on Annex 2.7(a)(iv) shall have been received, and executed counterparts thereof shall have been delivered to Purchaser at or prior to the Closing.

(e)The Bernstein Employment Agreement shall be in full force and effect as of the Closing Date.

(f)From the date of this Agreement, there shall not have occurred any Material Adverse Effect.

6.3Conditions to Obligations of Sellers

.  The obligations of Seller Parties to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller Parties’ waiver, at or prior to the Closing, of each of the following conditions:

(a)The representations and warranties of Purchaser contained in this Agreement shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b)Purchaser shall have duly performed and complied in all material respects with all agreements and covenants required by this Agreement and each of the Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c)No Action shall have been commenced against Purchaser or Seller Parties, which prevents the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(d)All approvals, consents and waivers of third parties that are listed on Annex 2.7(a)(iv) shall have been received.

Article VII.
SURVIVAL AND INDEMNIFICATION

7.1Survival of Representations and Warranties

.  Except as to the representations and warranties contained in Sections 3.1(a) (Organization), 3.2 (Governing Documents), 3.3 (Capitalization), 3.5 (Authority; Enforceability), 3.16 (Taxes), 3.20 (Brokers), 3.22(a) (Assets), 4.1 (Organization), 4.2 (Authority; Enforceability), and 4.5 (Brokers) (such representations and warranties collectively, the “Fundamental Representations”), which (except for Section 3.16) (Taxes) shall in each case survive the Closing and remain in effect for a period of five (5) years following the Closing Date, the representations and warranties made by the Parties in this Agreement shall survive the Closing Date and expire on December 31, 2022; provided, that the representations and warranties made by the Seller Parties in Section 3.16 (Taxes) shall survive until sixty (60) days following the expiration of the applicable statute of limitations.  None of the covenants or other agreements contained in this Agreement shall survive the Closing Date other than those which by their terms contemplate performance after the Closing Date, and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms. The period of time that a covenant, agreement, representation or warranty survives the Closing pursuant to this Section 7.1 shall be the “Survival Period” with respect to such covenant, agreement, representation or warranty.

7.2Indemnification

.

(a)Subject to the limitations set forth in this Article VII, from and after the Closing, the Seller Parties shall, jointly and severally, indemnify and hold harmless Purchaser, its Affiliates and their respective representatives, successors and permitted assigns (the “Purchaser Indemnified Persons”) from and against, and shall reimburse the Purchaser Indemnified Persons for, any and all Losses incurred by them arising out of, resulting from or relating to, any of the following matters:

(i)any inaccuracy or breach of any representation or warranty of any Seller Party contained in this Agreement or any other Transaction Document;

(ii)the nonfulfillment or breach by any Seller Party of any of its covenants, obligations or agreements contained in this Agreement or any other Transaction Document;

(iii)any liability for (i) Taxes of Seller (or any Affiliate of Seller) for any taxable period, including (A) Taxes relating to the Business, the Acquired Assets or the Assumed Liabilities for any Pre-Closing Tax Period and (B) any other Taxes of Seller (or any Affiliate of Seller) of any kind or description; or (ii) Taxes that are the responsibility of Seller pursuant to this Agreement (including pursuant to Section 5.8 hereof);

(iv)any Indebtedness of Seller as of the time of Closing, to the extent not included at the time of Closing in the determination of the Closing Cash Amount;

(v)any Seller Transaction Expenses, to the extent not paid by Seller at or following the Closing;

(vi)any Excluded Asset or Excluded Liability; and

(vii)any of the matters set forth on Annex 7.2(a)(vii).

(b)Subject to the limitations set forth in this Article VII, from and after the Closing, Purchaser shall indemnify and hold harmless the Seller Parties, their Affiliates and their respective representatives, successors and permitted assigns (the “Seller Indemnified Persons”) from and against, and shall reimburse the Seller Indemnified Persons for, any Losses incurred by them arising out of, resulting from or relating to, directly or indirectly, any of the following matters:

(i)any inaccuracy or breach of any representation or warranty of Purchaser contained in this Agreement or any other Transaction Document;

(ii)the nonfulfillment or breach by Purchaser of any of its covenants or agreements contained in this Agreement or any other Transaction Document; and

(iii)any Assumed Liability.

7.3Calculation of Losses; Determination of Application

.  For the purposes of calculating Losses to which any Indemnified Party (as defined below) is entitled under this Article VII, (i) such Losses shall not include any punitive or exemplary damages, except, with respect to such damages, to the extent awarded by a court of competent jurisdiction in connection with a Third Party Claim; (ii) such Losses shall be determined without duplication of recovery by reason of the state of facts giving rise to such Loss constituting a breach of more than one representation, warranty, covenant or agreement; (iii) such Losses shall not include duplicative Losses related to any matter that was taken into account (including with respect to any reserves) in the determination of the Final Adjustment Amount pursuant to Section 2.8; (iv) such Losses shall be reduced by the amount of any prior or subsequent recovery by the Indemnified Party from any other Person (other than from Purchaser in the case of a Seller Indemnified Person or a Seller in the case of a Purchaser Indemnified Person) with respect to such Losses (net of any costs of recovery); and (v) such Losses shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment actually received by the Indemnified Party in respect of any such claim; provided, that any amounts received pursuant to making an insurance claim shall be offset by any Losses related to making such claim, including the payment of any deductible, and the Losses shall be measured by the amount, if any, by which the Losses from making the claim exceed the insurance proceeds actually received.

7.4No Double Materiality

.  For purposes of calculating the amount of Losses to which any Purchaser Indemnified Person or any Seller Indemnified Person is entitled under this Article VII and for purposes of determining whether a representation or warranty has been breached or violated, the terms “material,” “materiality,” and “material adverse effect” will be disregarded when used in Article III or Article IV to qualify a representation or warranty; provided, however, that such terms (i) shall not be disregarded in the defined terms Material Adverse Effect and Material Contracts and (ii) shall not be disregarded for purposes of the representations and warranties in Section 3.8(a), Section 3.11, the first sentence of Section 3.17(b), Section 3.17(c) or Section 3.22.

7.5Limitations on Indemnification Obligations

.  The indemnification obligations provided for in Section 7.2(a) and Section 7.2(b) are subject to the following limitations and qualifications:

(a)The Indemnifying Party shall not be liable to the Indemnified Party for indemnification under Section 7.2(a)(i) or Section 7.2(b)(i), as the case may be, until the aggregate amount of all Losses in respect of indemnification under Section 7.2(a)(i) or Section 7.2(b)(i), exceeds $35,000 (the “Basket”), in which event the Indemnifying Party shall only be required to pay or be liable for Losses in excess of the Basket; provided, however, that the foregoing limitations shall not apply to (i) Losses related to indemnification claims arising out of, relating to or incurred as a result of a breach of the Fundamental Representations or (ii) in the case of Fraud.

(b)The maximum aggregate amount of indemnifiable Losses that may be recovered from the Seller Parties under Section 7.2(a)(i) and Section 7.2(a)(vii) shall not, in the aggregate, exceed $1,150,000; provided, however, that the foregoing limitation shall not apply to Losses related to indemnification claims arising out of, relating to or incurred as a result of, Fundamental Representations or in the case of Fraud.

(c)The maximum aggregate amount of indemnifiable Losses that may be recovered from the Seller Parties under Section 7.2(a) shall not exceed $4,300,000; provided, however, that the foregoing limitation shall not apply in the case of Fraud.

(d)The maximum aggregate indemnification obligation of the Purchaser under Section 7.2(b) shall not exceed $4,300,000; provided, however, that the foregoing limitation shall not apply in the case of Fraud.

(e)Each Indemnified Party shall take, and cause its Affiliates to take reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto.

7.6Indemnification Procedures

. The following procedures shall govern claims for indemnification under this Article VII:

(a)In order for a Party (the “Indemnified Party”) to be entitled to any indemnification provided for under this Article VII in respect of a claim made against the Indemnified Party by any Person who is not a Party to this Agreement or an Affiliate of such Party (a “Third-Party Claim”), such Indemnified Party must notify the indemnifying party hereunder (the “Indemnifying Party”) in writing of the Third-Party Claim promptly (and in any event no later than ten (10) Business Days) following receipt by such Indemnified Party of notice of the Third-Party Claim; provided, however, that failure to give such prompt notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure.

(b)If the Indemnifying Party provides a written notice to the Indemnified Party within twenty (20) days after its receipt of notice of such claim that it will indemnify and hold the Indemnified Parties harmless from all Losses related to such Third-Party Claim, the Indemnified Party shall permit the Indemnifying Party (at the expense of such Indemnifying Party) to assume the defense of such Third-Party Claim or any Proceeding with a third party resulting therefrom; provided, however, that the counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be subject to the approval of the Indemnified Party (which shall not be unreasonably withheld, conditioned or delayed).  Should the Indemnifying Party so elect by such written notice to assume the defense of a Third-Party Claim, (i) the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses incurred by the Indemnified Party in connection with the defense thereof for so long as the Indemnifying Party is defending such Third-Party Claim in accordance with the terms hereof, and (ii) the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, in each case at its own expense, separate from the counsel employed by the Indemnifying Party. Provided that prompt notice was provided of such Third-Party Claim pursuant to Section 7.6(a) and subject to the limits of Section 7.5, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed (or was not continuing in accordance with the terms hereof) such defense. Notwithstanding anything in this Agreement to the contrary, the Indemnifying Party shall not be entitled to assume or maintain control of the defense against a Third-Party Claim if: (i) the claim for indemnification relates to or arises in connection with any criminal or quasi criminal proceeding, action, indictment, allegation, or investigation; (ii) the claim seeks as its primary remedy an injunction, specific performance, or any other equitable or non-monetary relief against the Indemnified Party; (iii) the Indemnified Party has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party or that there are legal defenses available to the Indemnified Party and the Indemnifying Party which differ; (iv) the Indemnifying Party fails to demonstrate to the Indemnified Party that it has the financial ability to satisfy all Third-Party Claims; (v) the party bringing the claim is a material supplier of the Indemnified Party or the claims relate to material employee or regulatory matters; or (vi) the Indemnifying Party fails to at all times vigorously prosecute or defend such claim. If the Indemnifying Party does not accept the defense of a Third-Party Claim within twenty (20) days after receipt of the written notice thereof from the Indemnified Party described above (or if the Indemnifying Party or claim fails to at all times meet all of the requirements set forth above), the Indemnified Party shall have the full right to defend against and control any such claim or demand to the exclusion of the Indemnifying Party.  If the Indemnifying Party elects not to compromise or defend such Third-Party Claim, or fails to promptly notify the Indemnified Party in writing of its election to defend such Third-Party Claim as provided in this Agreement, the Indemnified Party may pay, compromise, defend and control such Third-Party Claim and seek indemnification, subject to the limits of Section 7.5, for any and all Losses based upon, arising from, or relating to such Third-Party Claim; provided, however, that the Indemnified Party shall not settle, compromise or discharge any Third-Party Claim for which the Indemnifying Party has the right to assume control under this paragraph without the Indemnifying Party’s consent (which shall not be unreasonably withheld, conditioned or delayed).

(c)The Indemnified Party and the Indemnifying Party shall cooperate in good faith in the defense or prosecution of any Third-Party Claim, including making available (subject to applicable confidentiality provisions in this Agreement) records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.  If the Indemnifying Party assumes the defense of a Third-Party Claim pursuant to paragraph (b), the Indemnifying Party shall not settle, compromise or discharge such Third-Party Claim without the Indemnified Party’s consent (which shall not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, except with the prior written consent of the Indemnified Party, no Indemnifying Party, in the defense of any Third-Party Claim, shall consent or agree to any settlement, compromise or discharge that: (i) includes a finding or admission of any violation or infringement of Law or the rights of any Person; (ii) does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party and its Affiliates of a general release (without payment by, or cost or expense to, or adverse impact upon, the Indemnified Party) from any and all liability directly or indirectly relating to such Third-Party Claim; (iii) does not provide for the Indemnifying Party to fully pay and discharge all liabilities directly or indirectly relating to the applicable Third-Party Claims; or (iv) could have any adverse effect on any Indemnified Party with respect to any other Third-Party Claims.

(d)In the event any Indemnified Party should have a claim against any Indemnifying Party under this Article VII that does not involve a Third-Party Claim, the Indemnified Party shall promptly deliver a Claim Notice with respect to such claim to the Indemnifying Party.  The failure by any Indemnified Party to so promptly notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party under this Article VII, except to the extent that the Indemnifying Party has been actually prejudiced by such failure.

(e)Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VII, the Indemnifying Party shall satisfy its obligations to the Indemnified Party within fifteen (15) Business Days of such agreement or such final, non-appealable adjudication, by wire transfer of immediately available funds to an account designated in writing by the Indemnified Party or, if the Indemnifying Party is a Seller Party, at the election of such Seller Party, by set-off against amounts due and payable under the Seller Note.

7.7Exclusive Remedy

.  Notwithstanding anything contained in this Agreement to the contrary, except for matters covered by Section 2.8 or in the case of Fraud or claims for specific performance, each of the Parties agrees that, from and after the Closing, the sole and exclusive remedies of the Parties and the Purchaser Indemnified Persons and the Seller Indemnified Persons, respectively, for any Losses (including any Losses from claims for breach of Contract, warranty, tortious conduct) are the indemnification and/or reimbursement obligations of the Parties set forth in this Article VII.  The provisions of this Section 7.7 shall not, however, prevent or limit a cause of action under Sections 5.2 or 5.14 to obtain an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof.

7.8Adjustment to Consideration

.  The Parties agree that any adjustments under Article II and any indemnification payments made pursuant to this Agreement shall be treated for Income Tax purposes as an adjustment to the consideration set forth in Section 2.3, unless otherwise required by applicable Law.

7.9Termination of Indemnification

.  The obligations to indemnify and hold harmless a Party in respect of a breach of a representation, warranty or covenant will terminate at the end of the applicable Survival Period (as set forth in and in accordance with the terms of Section 7.1); provided, however, that in the event a Claim Notice for indemnification hereunder is given within the applicable Survival Period, the representation or warranty, covenant or agreement that is the subject of such indemnification claim (whether or not formal legal action shall have been commenced based upon such claim) shall survive with respect to such claim solely for purposes of resolution thereof until such claim is finally resolved.  For the avoidance of doubt, for purposes of the Survival Period, a Party shall be deemed to have made a claim by providing a Claim Notice to the applicable other Party and, to the extent permitted by applicable Law, it shall not be a requirement hereunder that the Party making the claim file a lawsuit before the end of the applicable Survival Period.  To the extent that a claim for indemnification hereunder is based upon facts or circumstances to which more than one Survival Period may be applicable, the longest of such Survival Periods shall apply.

Article VIII.
TERMINATION

8.1Termination

.  This Agreement may be terminated at any time prior to the Closing:

(a)by the mutual written consent of Seller and Purchaser;

(b)by Purchaser by written notice to Seller if:

(i)Purchaser is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by a Seller Party pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VI and such breach, inaccuracy or failure cannot be cured by the Seller Parties by September 30, 2021 (the “Drop Dead Date”); or

(ii)any of the conditions set forth in Section 6.1 or Section 6.2 shall not have been fulfilled by the Drop Dead Date, unless such failure shall be due to the failure of Purchaser to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c)by Seller by written notice to Purchaser if:

(i)no Seller Party is then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Purchaser pursuant to this Agreement that would give rise to the failure of any of the conditions specified in  Article VI and such breach, inaccuracy or failure cannot be cured by Buyer by the Drop Dead Date; or

(ii)any of the conditions set forth in Section 6.1 or Section 6.3 shall not have been fulfilled by the Drop Dead Date, unless such failure shall be due to the failure of a Seller Party to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d)by Purchaser or Seller in the event that:

(i)there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited; or

(ii)any Governmental Authority shall have issued an Order restraining or enjoining the transactions contemplated by this Agreement, and such Order shall have become final and non-appealable.

8.2Effect of Termination

. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a)as set forth in this Article VIII, the Confidentiality Agreement and Article IX; and

(b)that nothing herein shall relieve any party hereto from liability for any intentional breach of any provision hereof.

Article IX.
MISCELLANEOUS

9.1Amendment

.  This Agreement may not be amended other than in an instrument in writing signed by each of the Parties.

9.2Waiver

.  Any Party, for itself but not any other Party, may agree to an extension of the time for the performance of any of the obligations or other acts required to be performed by another Party hereunder, waive any inaccuracies in the representations and warranties of another Party contained herein or in any document delivered pursuant hereto and waive compliance with any of such Party’s agreements.

Any such extension or waiver shall be valid only if set forth in an instrument in writing (including this Agreement) signed by the Party or Parties to be bound thereby.

9.3Notices

.  All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally, by internationally recognized express courier or by registered or certified mail (postage prepaid, return receipt requested) as follows:

(a)If to Purchaser or Heritage Global:

Heritage Global Inc.

12625 High Bluff Drive

Suite 305, San Diego, CA 92130

Attention:  James Sklar, EVP and General Counsel

E-mail:jsklar@hginc.com

with a copy (which shall not constitute notice) to:

Bass, Berry & Sims PLC

150 Third Avenue South

Suite 2800

Nashville, TN 37201

Attention:Curtis Capeling
E-mail:ccapeling@bassberry.com

(b)If to Seller, prior to the Closing:

American Laboratory Trading, Inc.

12 Colton Road

East Lyme, CT 06333

Attention:  Jayson Bernstein and Dante LaTerra

E-mail:jayson@alt-inc.com; dante@alt-inc.com

If to LaTerra, or if to Seller after the Closing:

Dante LaTerra

7697 Santa Cruz Court

Naples, Florida 34109

E-mail: Dante@alt-inc.com

in each case with a copy (which shall not constitute notice) to:

Robinson & Cole LLP

280 Trumbull Street

Hartford, CT 06103

Attention:  Matthew Guanci

E-mail:mguanci@rc.com

or to such other address as the Party to whom notice is to be given may have furnished to the other Parties in writing in accordance with this Section 9.3.  Any such notice or communication shall be deemed to be received in the case of personal delivery upon receipt, internationally recognized express courier sent by next-day delivery on the first Business Day following the date upon which it is sent, or registered or certified mail, on the date that is three (3) Business Days following the date upon which it is sent.

9.4Specific Performance

.

(a)The Parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy.  Accordingly, the Parties acknowledge and agree that in the event of any breach or threatened breach by the Seller Parties, on the one hand, or Purchaser, on the other hand, of any of their respective covenants or obligations set forth in this Agreement or the Transaction Documents, Purchaser, on the one hand, and the Seller Parties, on the other hand, shall be entitled to seek an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement and the Transaction Documents by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other (as applicable) under this Agreement and the Transaction Documents.  The costs and expenses of a Party that is successful on the merits in any proceeding brought to compel the specific performance of this Agreement or the provisions hereof shall be paid by the other Party or Parties, as applicable.

(b)The Parties further agree that by seeking the remedies provided for in this Section 9.4, a Party shall not in any respect waive its right to seek any other form of relief that may be available to a Party under this Agreement or the Transaction Documents, nor shall the commencement of any Proceeding pursuant to this Section 9.4 or anything set forth in this Section 9.4 restrict or limit any Party’s right to pursue any other remedies under this Agreement or the Transaction Documents that may be available then or thereafter.

(c)Each of the Seller Parties, on the one hand, and Purchaser, on the other hand, hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by any Party and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the Parties under this Agreement.  Any Party seeking an injunction or injunctions to prevent breaches or threatened breaches of or to enforce compliance with, the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such order or injunction.

9.5Interpretation

.  When a reference is made in this Agreement to Articles, Sections, subsections, paragraphs, Annexes or exhibits, such reference shall be to an Article, Section, subsection, paragraph, Annex or exhibit to this Agreement unless otherwise indicated.  The words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”  The word “herein” and similar references mean, except where a specific Article, Section, subsection or paragraph reference is expressly indicated, the entire Agreement rather than any specific Article, Section, subsection or paragraph.  The table of contents and the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  The word covenant means any agreement or covenant other than a representation or warranty.

9.6Severability

.  If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms and provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any of the Parties.  Upon such determination that any term or provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to amend or otherwise modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner such that that transactions contemplated hereby are fulfilled to the fullest extent possible.

9.7Entire Agreement

.  This Agreement and the Transaction Documents (including all annexes, exhibits and Seller Disclosure Schedules) constitute the entire agreement among the Parties and supersede all prior representations, agreements, understandings and undertakings, whether written or oral, among the Parties, or any of them, with respect to the subject matter hereof and thereof (including the Confidentiality Agreement, which will be of no further force and effect as of the Closing), and no Party is relying on any other prior oral or written representations, agreements, understandings or undertakings with respect to the subject matter hereof and thereof.

9.8Assignment

.  This Agreement and the rights and obligations hereunder may not be assigned by any Party without the prior written consent of each of the other Parties.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective legal successors and permitted assigns.  Notwithstanding the foregoing, Purchaser may assign its rights and obligations under this Agreement, in whole or in part, in connection with any disposition or transfer of all or any portion of Purchaser’s business in any form of transaction without the consent of any of the other Parties provided that Purchaser shall remain primarily liable for any continuing obligations hereunder.  In addition, Purchaser may assign any or all of its rights pursuant to this Agreement to any of its Affiliates or to any lender to Purchaser or any of its Affiliates as collateral security without the consent of any of the other Parties provided that Purchaser shall remain primarily liable for any continuing obligations hereunder.

9.9No Third Party Beneficiaries

.  Except as set forth in Article VII, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties any right, benefit or remedy under or by reason of this Agreement.

9.10Failure or Indulgence Not Waiver

.  No failure or delay on the part of any Party in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor will any single or partial exercise of any such right preclude any other (or further) exercise thereof or of any other right.

9.11Expenses

.  Each Party shall be solely responsible for and shall bear all of its own costs and expenses incident to its obligations under and in respect of this Agreement and the transactions contemplated hereby, including any such costs and expenses incurred by any Party in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement (including the fees and expenses of legal counsel, accountants, investment bankers or other representatives and consultants), whether or not the transactions contemplated hereby are consummated.

9.12Governing Law; Venue

.  This Agreement shall be governed by, and construed in accordance with, the Law of the State of New York without regard to any conflicts of law principles that would require the application of any other Law.  Each Party agrees to personal jurisdiction in any action brought in any Court, Federal or State, within the State of New York having subject matter jurisdiction over the matters arising under this Agreement.  Any suit, action or proceeding arising out of or relating to this Agreement shall only be instituted in the State of New York.  Each Party waives any objection that it may have now or hereafter to the laying of the venue of such action or proceeding and irrevocably submits to the exclusive jurisdiction of any such Court in any such suit, action or Proceeding.

9.13Waiver of Jury Trial

.  EACH OF THE PARTIES HERETO AND ANY THIRD PARTY BENEFICIARY HEREOF HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO

ANY ACTION RELATED TO OR ARISING OUT OF THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY.

9.14Counterparts

.  This Agreement may be executed by the Parties in one or more counterparts (including by electronic transmission in portable document format (.pdf)), which when taken together shall constitute one and the same agreement.

9.15Heritage Global Guaranty

.  For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and in order to induce the Seller Parties to enter into this Agreement and accept the Seller Note, Heritage Global hereby (i) agrees to take all action necessary to cause Purchaser to perform all of its agreements, covenants and obligations under this Agreement, and (ii) unconditionally and irrevocably guarantees to the Seller Parties, and their permitted successors and assigns, the full, prompt and complete payment and performance by Purchaser of all of the covenants, conditions, agreements and obligations of the Purchaser contained in this Agreement. This is a guarantee of payment and performance and not of collectability.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

PURCHASER:

heritage alt llc

By: /s/ James Sklar

Name:James Sklar

Title:Executive Vice President, General Counsel and Secretary

SELLER PARTIES:

AMERICAN LABORATORY TRADING, INC.

By: /s/ Dante LaTerra_______________

Name:Dante LaTerra

Title:CEO

/s/ Dante LaTerra

DANTE LATERRA

HERITAGE GLOBAL INC. (SOLELY FOR PURPOSES OF SECTION 9.15 AND ALL OTHER SECTIONS OF ARTICLE IX)

By: /s/ James Sklar

Name:James Sklar

Title:Executive Vice President, General Counsel and Secretary

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